UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ANNTAYLOR STORES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7 TIMES SQUARE

NEW YORK, NEW YORK 10036

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of the Stockholders of AnnTaylor Stores Corporation, which will be held Thursday, May 17, 2007 at 9:00 A.M., local time, at our offices at 7 Times Square, 5th Floor, New York, New York 10036.

The following pages include a formal notice of the meeting and the proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. You are encouraged to attend the meeting in person. If that is not possible, please sign, date and return the enclosed proxy card as soon as possible or vote through the Internet, if this option is available to you.

On behalf of the management and directors, we want to thank you for your continued confidence in AnnTaylor Stores Corporation.

Sincerely,

Kay Krill

President and Chief Executive Officer

New York, New York

April 5, 2007

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

To the Stockholders of AnnTaylor Stores Corporation:

The 2007 Annual Meeting of the Stockholders of AnnTaylor Stores Corporation (the “Company”) will be held at 9:00 A.M., local time, on Thursday, May 17, 2007, at the Company’s offices at 7 Times Square, 5th Floor, New York, New York 10036, for the following purposes:

1.	To elect Class I directors to the Board of Directors of the Company, each to serve for a term of three years;

2.	To approve the Company’s Management Performance Compensation Plan, as amended and restated;

3.	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

4.	Such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 22, 2007 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you attend the meeting in person, stockholders are requested to mark, sign, date and return the enclosed proxy card. If Internet voting is available to you, instructions on how to vote through the Internet are printed on your proxy card sent to you. If you wish to attend the Annual Meeting, please bring the Admissions Ticket section of the Proxy Card as well as a form of government issued picture identification.

By Order of the Board of Directors,

Barbara K. Eisenberg

Secretary

New York, New York

April 5, 2007

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

We are furnishing this proxy statement and the accompanying proxy card to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), in connection with solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of the Stockholders of the Company and at any and all adjournments or postponements of such meeting. The Annual Meeting will be held at 9:00 A.M., local time, on Thursday, May 17, 2007, at our offices located at 7 Times Square, 5th Floor, New York, New York 10036.

This proxy statement and the proxies solicited by this proxy statement will be sent to stockholders on or about April 5, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting. In addition, the Company’s management will report on the performance of the Company during the 2006 fiscal year and respond to questions from stockholders.

When are these materials being mailed?

This proxy statement and form of proxy are being mailed starting on approximately April 5, 2007.

What is a proxy?

A proxy is a document, also referred to as a proxy card, on which you authorize someone else to vote for you at the upcoming Annual Meeting in the way that you want to vote. You may also choose to abstain from voting. The Board is soliciting the enclosed proxy card.

Who is entitled to vote?

You can vote if you were a holder of record of our common stock at the close of business on March 22, 2007 (the “Record Date”). At the close of business on the Record Date, there were 69,345,000 shares of common stock outstanding. Each common share has one vote.

How do I vote?

You may vote in the following ways:

•	you may indicate your vote on the enclosed proxy card by signing and dating the card and returning it in the enclosed prepaid envelope;

•	you may attend the meeting and vote in person; or

•	if Internet voting is available to you, you may follow the voting instructions printed on the proxy card sent to you.

All shares that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted as instructed on the proxy. If you do not indicate otherwise, the shares represented by your properly completed and executed proxy will be voted FOR the election of all of the Board nominees for Class I directors and in favor of Proposals 2 and 3 and such other business as may come before the meeting.

If you sign and submit the proxy card, you may still attend the meeting in person. The meeting is being held at the Company’s principal offices located at 7 Times Square, 5th Floor, New York, New York 10036 at 9:00 A.M., local time, on Thursday, May 17, 2007. You will need an Admissions Ticket and government issued picture identification to enter the meeting.

Who votes for me if I own my shares through the Associate Discount Stock Purchase Plan or the 401(k) Savings Plan?

The plan custodian or trustee, as the case may be, votes in accordance with your instructions. The enclosed proxy card serves as voting instructions to the respective plan custodian or trustee. If you own shares through the Associate Discount Stock Purchase Plan and the custodian does not receive your proxy card with your instructions by May 14, 2007, the custodian will not vote your shares. If you own shares through the 401(k) Savings Plan and the trustee does not receive your proxy card with your instructions by May 14, 2007, the trustee will vote your shares in the same proportion as it voted shares for which it received instructions.

What can I vote on?

At the Annual Meeting, you will be able to vote on the:

•	election of two Class I directors to the Board;

•	approval of the Company’s Management Performance Compensation Plan, as amended and restated;

•	ratification of the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

•	transaction of any other business as may properly come before the meeting, or any adjournments, continuations or postponements of the meeting.

We do not expect any other matters requiring a vote of the stockholders to be presented at the Annual Meeting, but if another matter is properly submitted, the individuals named in the enclosed proxy intend to vote on those matters in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends a vote:

•	FOR each of the nominees for the Board of Directors;

•	FOR approval of the Company’s Management Performance Compensation Plan, as amended and restated; and

•	FOR ratification of the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the 2007 fiscal year.

How many shares must be present to conduct a meeting?

A quorum is necessary to hold a valid meeting of the stockholders. The presence, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner and no instruction has been given.

How are “broker non-votes” treated?

If you hold your shares in “street name” through a broker, bank or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

How many votes are required to pass a proposal?

A favorable vote of a plurality of the shares present in person or represented by proxies and entitled to vote is required for the election of the Class I directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. For each of Proposals 2 and 3, the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval.

What happens if I abstain?

For Proposal 1, abstentions will not be counted and will have no effect on the outcome of the vote. For Proposals 2 and 3, abstentions will be counted as shares present and entitled to vote and will be counted as a negative vote.

Can I change my vote after I have voted?

A later vote by any means will cancel an earlier vote. If you wish to change your vote by mail, you should contact the Secretary and ask for a new proxy card. The last vote we receive before the meeting will be the vote counted. You may also change your vote by voting in person at the meeting. However, attending the meeting, in and of itself, will not change an earlier vote.

Who pays for soliciting the proxies?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting the proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow to be approximately $7,500. In addition, the Company’s directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established the following committees to assist the Board in discharging its responsibilities: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors, as defined by the New York Stock Exchange listing standards and applicable law. The committees on which the independent directors serve as of the date of this proxy statement are set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James J. Burke, Jr.	*		*
Wesley E. Cantrell		*	**
Robert C. Grayson		*
Dale W. Hilpert	*	**
Ronald W. Hovsepian	*		*
Linda A. Huett		*
Kay Krill
Michael W. Trapp	**

*	Member

**	Chair

Independence

Under our Corporate Governance Guidelines, at least a majority of our Board must meet the independence requirements of the New York Stock Exchange’s listed company rules and applicable law. With seven independent, non-employee directors out of eight current Board members, we have satisfied this requirement. As required by the New York Stock Exchange rules, the Board annually evaluates the independence of our directors by determining whether a director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

In accordance with the New York Stock Exchange rules, a director is not independent if:

•	The director is or has been within the last three years an employee of the Company.

•	An immediate family member of the director is or has been within the last three years an executive officer of the Company.

•

The director has received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director of the Company has received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of the Company’s external auditor.

•	The director is a current employee of the Company’s external auditor.

•	An immediate family member of the director is a current employee of the Company’s external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit.

•

The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In making its independence determinations, the Board considers and broadly evaluates all information provided by each director in response to detailed questionnaires concerning his or her independence and any direct or indirect business, family, employment, transaction, or other relationship or affiliation of such director with the Company.

The independent directors during fiscal year 2006 were:

•	James J. Burke, Jr.;

•	Wesley E. Cantrell;

•	Robert C. Grayson;

•	Dale W. Hilpert;

•	Ronald W. Hovsepian;

•	Linda A. Huett;

•	Michael W. Trapp; and

•	Barbara A. Turf (no longer a director of the Company).

Board Committee Functions

The functions of the standing committees are as follows:

Audit Committee

The Audit Committee’s principal responsibilities are to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting, financial risk and legal compliance functions of the Company and its subsidiaries. The Audit Committee’s principal functions include assisting the Board of Directors in its oversight of the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	effectiveness of the Company’s financial risk management process;

•	qualifications and independence of the Company’s independent registered public accounting firm; and

•	performance of the Company’s independent registered public accounting firm and the Company’s internal audit function.

The members all meet the Audit Committee independence and other requirements of the New York Stock Exchange and applicable law. The Board of Directors has determined that Mr. Trapp qualifies as an “audit committee financial expert” within the meaning of the applicable rules of the Securities and Exchange Commission.

See “Audit Committee Report” for further information regarding the Audit Committee and its activities.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation for the Company’s Chief Executive Officer, senior management and such other key management employees as the Compensation Committee may determine to ensure that management’s interests are aligned with the interests of stockholders of the Company. The Compensation Committee’s principal functions include:

•	establishing compensation philosophy and practices;

•	reviewing compensation of key executives to ensure that it is tied to performance;

•	reviewing and approving appropriate performance metrics under the Company’s incentive compensation plans, and determining amounts to be paid to key executives based on performance levels achieved;

•	making recommendations to the Board of Directors with respect to proposed employee benefits plans, incentive compensation plans and equity-based plans; and

•

reviewing and participating with management in the preparation of the Compensation Discussion and Analysis and preparing the Compensation Committee Report for inclusion in the Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission.

During fiscal year 2006, the Compensation Committee used Towers Perrin, a nationally recognized compensation consultant, to advise it on executive compensation and related issues. See the “Compensation Discussion and Analysis” section for further information regarding processes and procedures for the determination of executive compensation. The Company’s Board determines and reviews director compensation annually. You may refer to the section entitled “Director Compensation” for a description of those processes and procedures.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to provide assistance to the Board of Directors in corporate governance matters and in determining the proper size and composition of the Board. The Nominating and Corporate Governance Committee’s principal functions include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors nominees for directors for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors;

•	developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and

•	leading the annual review of the Board’s performance.

The Nominating and Corporate Governance Committee will consider (in consultation with the Chairman of the Board) and recruit candidates to fill positions on the Board, including vacancies resulting from the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise. In considering potential nominees to the Board, the Nominating and Corporate Governance Committee evaluates each potential candidate against its then-current criteria for selecting new directors, which reflect at a minimum any requirements of applicable law or listing standards, as well as consideration of a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. In addition, the Nominating and Corporate Governance Committee will consider each potential candidate in light of the core competencies that the Committee believes should be represented on the Board of Directors and will also consider the mix of directors and their individual skills, experiences and diverse perspectives, to ensure that the composition of the Board is appropriate to carry out its purposes.

The Company’s Nominating and Corporate Governance Committee is also authorized, at the Company’s expense, to retain search firms to identify candidates, including for purposes of performing “background reviews” of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking. The Committee retained a leading search firm this past year to assist the Committee in identifying potential directors.

Stockholders may recommend candidates for nomination to the Board of Directors for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to: Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036. Such recommendation must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including:

•	the name, age, address and occupation of the proposed nominee;

•	the class and number of shares of common stock beneficially owned by the proposed nominee;

•	the name, address and class and number of shares of common stock beneficially owned by the proposing stockholder;

•	a description of the proposed nominee’s qualifications;

•	other relevant biographical data regarding the proposed nominee; and

•	the written consent of the proposed nominee to serve, if elected.

As required by the Company’s bylaws, in order for a stockholder to nominate a person for election to the Board at an annual meeting of the Company, the stockholder must be a stockholder of record on the date the notice described above is given and on the record date for the annual meeting, and must have given timely prior written notice to the Corporate Secretary of the Company. All the director candidates, including those recommended by stockholders, are evaluated on the same basis. The Nominating and Corporate Governance Committee will review any candidate recommended by the stockholders of the Company in light of the Committee’s criteria for selection of new directors.

Committee Charters

The charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge on the Company’s website at http://investor.anntaylor.com or by writing to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036.

Executive Sessions of Non-Management Directors

The Company’s independent directors meet separately in executive session without the Chief Executive Officer or representatives of management. These meetings occur at each regularly scheduled Board meeting in accordance with the Company’s Corporate Governance Guidelines. The Non-Executive Chairman of the Board presides at the executive sessions.

Director Attendance

The Company’s Board of Directors held six meetings in fiscal year 2006. The Audit Committee held seven meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held three meetings in fiscal year 2006. Each current director attended 100% of the Board meetings and meetings of the Board Committees on which he/she served.

It is the Company’s policy that all directors attend the Company’s Annual Meeting of Stockholders. All current directors attended the 2006 Annual Meeting of Stockholders and it is anticipated that all directors will attend the 2007 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board adopted the Corporate Governance Guidelines to assist it in the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at http://investor.anntaylor.com or by writing to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036.

Related Person Transactions Policy and Procedures

It is the policy of the Board of Directors of the Company to approve or ratify, based upon the recommendation of the Audit Committee, any related person transaction which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this policy, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In determining whether the transaction should be approved or ratified by the Board, the Audit Committee and the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Company;

•	whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee or Board deems appropriate.

Any Audit Committee or Board member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the Board which considers the transaction.

Business Conduct Guidelines

The Company has Business Conduct Guidelines that apply to all Company associates, including its chief executive officer, chief financial officer and controller, as well as members of the Board of Directors. The Business Conduct Guidelines are available free of charge on the Company’s website at http://investor.anntaylor.com or by writing to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036. Any updates or amendments to the Business Conduct Guidelines, and any waiver that applies to a director or the chief executive officer, chief financial officer or controller, will also be posted on the website.

Stockholders Communications with the Board of Directors

Stockholders and other interested parties may write to the Board of Directors or the Non-Employee Directors as a group at the following address:

Board of Directors

or

Outside Directors

AnnTaylor Stores Corporation

7 Times Square

New York, NY 10036

You can also report issues regarding accounting, internal accounting controls or auditing matters to the Company’s Board of Directors by writing to the above address or by calling the AnnTaylor Financial Integrity Reporting Line at (877) 846-8915. A call to this telephone line is anonymous, free and available 24 hours per day. Information about how to contact the Board and the Financial Integrity Reporting Line is also available on the Company’s website at http://investor.anntaylor.com.

Information on the Company’s website is not incorporated by reference into this Proxy Statement.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

The Board of Directors of the Company is presently composed of eight members and the directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms.

The Board of Directors has nominated for re-election Robert C. Grayson and Michael W. Trapp as Class I directors to serve three-year terms ending at the Annual Meeting to be held in 2010, or until their respective successors are elected and qualified. Both of the nominees have consented to serve as a director if elected at the Annual Meeting. If for any reason Mr. Grayson or Mr. Trapp becomes unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the accompanying proxy will have the authority to vote for substitute nominees. The Company does not anticipate that Mr. Grayson or Mr. Trapp will be unable or unwilling to serve.

The Board of Directors has determined that Mr. Grayson and Mr. Trapp are “independent” under the New York Stock Exchange listed company rules and applicable law.

The Board of Directors recommends that stockholders vote

“FOR” the Company’s nominees for Class I directors.

Set forth below is a brief biography of each nominee for election as a Class I director and of all other members of the Board of Directors who will continue in office.

Nominees for Election as Class I Directors

Term Expiring 2010

Robert C. Grayson, age 62. Mr. Grayson has been a director of the Company since 1992. He has been President of Robert C. Grayson & Associates, Inc., a retail marketing consulting firm, since 1992 and Chairman of Berglass-Grayson, a management consulting firm, since 1995. Mr. Grayson is also a director of Kenneth Cole Productions, Inc.

Michael W. Trapp, age 67. Mr. Trapp has been a director of the Company since 2003. He was a partner at Ernst & Young LLP, public accountants, from 1973 until his retirement in 2000, where he held various executive positions including Managing Partner for the Southeast area. He was also a member of Ernst & Young’s Partner Advisory Council. Mr. Trapp is currently a private investor and a director of Global Payments, Inc. where he is chairman of its audit committee.

Incumbent Class II Directors

Term Expiring 2008

James J. Burke, Jr., age 55. Mr. Burke has been a director of the Company since 1989. He has been a partner and director of Stonington Partners, Inc., a private investment firm, since 1993. Mr. Burke is also a director of Lincoln Educational Services Corporation.

Dale W. Hilpert, age 64. Mr. Hilpert has been a director of the Company since 2004. From 2004 to February 2006, he was Chairman, Chief Executive Officer and President of Footstar, Inc., a footwear retailer that filed under Chapter 11 of the Bankruptcy Code in 2004. Prior to joining Footstar, he was Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2001 to 2003. Mr. Hilpert was Chairman and Chief Executive Officer of Foot Locker, Inc., a retailer of athletic footwear and apparel, from 1999 to 2001. He is also a director of Signet Group PLC (doing business as Kay Jewelers in the United States).

Ronald W. Hovsepian, age 46. Mr. Hovsepian has been Non-Executive Chairman of the Company’s Board of Directors since 2005 and has been a director of the Company since 1998. Mr. Hovsepian has been a director, President and Chief Executive Officer of Novell, Inc. (“Novell”), a technology company, since June 2006. Previously at Novell, he was President and Chief Operating Officer since October 2005, Executive Vice President and President, Global Field Operations since May 2005 and President, North America from 2003 until then. During 2002, Mr. Hovsepian was a Managing Director of Bear Stearns Asset Management, a technology venture capital fund. From 2000 to 2002, Mr. Hovsepian was a Managing Director of Internet Capital Group, a venture capital firm.

Linda A. Huett, age 62. Ms. Huett has been a director of the Company since 2005. From 2000 to December 2006, she was President and Chief Executive Officer of Weight Watchers International, Inc. (“Weight Watchers”), a global branded consumer company and provider of weight-loss services. Ms. Huett was also a director of Weight Watchers and is currently a director of RC2 Corporation, a producer of children’s and collectible products.

Incumbent Class III Directors

Term Expiring 2009

Wesley E. Cantrell, age 72. Mr. Cantrell has been a director of the Company since 1998. He was Chief Executive Officer of Lanier WorldWide, Inc., a supplier of automated office imaging equipment and systems from 1987 to 2001, and Chairman of its Board of Directors from 1999 to 2001.

Kay Krill, age 51. Ms. Krill has been Chief Executive Officer of the Company since 2005 and President of the Company and a member of the Board of Directors since 2004. She was President of LOFT from 2001 until then and was Executive Vice President, Merchandise and Design of that division from 1998 to 2001.

PROPOSAL 2

APPROVAL OF THE COMPANY’S MANAGEMENT PERFORMANCE COMPENSATION PLAN

Overview

The Company’s Management Performance Compensation Plan, as amended and restated (“Performance Compensation Plan”), is a key component of the Company’s overall compensation strategy. It is intended to attract and retain in the employ of the Company and its subsidiaries highly motivated, results-oriented officers and key employees of experience and ability. It does this by basing such persons’ compensation, in part, on their contributions to the growth and profitability of the Company, thereby giving them incentive to remain with the Company and its subsidiaries and to continue to make contributions to the Company in the future. The Company has maintained its Performance Compensation Plan, as amended from time to time, since 1992.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation’s tax year: the chief executive officer, chief financial officer and three of the other executive officers named in the summary compensation table of the corporation’s proxy statement (“Covered Employees”). Compensation that qualifies as “performance-based” compensation is, however, exempt from the $1.0 million deductibility limitation.

For compensation to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of pre-established, objective performance goals. Treasury regulations require that when the Compensation Committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and re-approved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goal.

Since the Company’s stockholders previously approved the performance goals in 2002, for compensation payable under the Performance Compensation Plan to continue to qualify as “performance-based” compensation, the Performance Compensation Plan is being submitted to stockholders for re-approval at the Annual Meeting of Stockholders in 2007.

Description of the Performance Compensation Plan

The following description of the Performance Compensation Plan is not intended to be complete and is qualified in its entirety by the specific language of the Performance Compensation Plan, a copy of which is attached as Exhibit A to this proxy statement. Defined terms that are otherwise not defined herein shall have the meanings set forth in the Performance Compensation Plan.

Performance Compensation Plan Administration

The Compensation Committee of the Board of Directors administers the Performance Compensation Plan. The Compensation Committee consists of four members, all of whom are “outside directors” within the meaning of Section 162(m) of the Code. Under the Performance Compensation Plan, the term “Section 162(m) Officer” means an Executive Officer whose applicable employee remuneration (as defined in Section 162(m) of the Code) for the year in which the Award would be payable and including amounts that may be earned under this Plan, is expected to exceed the limitation set forth in Section 162(m) of the Code for deductibility. The Performance Compensation Plan provides that the Compensation Committee may delegate to one or more officers its authority with respect to participants who are not 162(m) Officers. The Performance Compensation Plan provides that a performance period may consist of a six-month season or such longer period of up to twelve months as may from time to time be selected by the Compensation Committee (a “Performance Period”).

Eligibility

All salaried associates in the employ of the Company or any of its subsidiaries (including officers and directors, but excluding persons who are directors only) are eligible to become participants and receive performance compensation under the Performance Compensation Plan. As of December 31, 2006, there were approximately 1,074 salaried associates of the Company. In selecting from among all eligible associates those who will become participants in any Performance Period and in determining their potential performance compensation for such period, the Compensation Committee considers the position and responsibilities of the eligible associates, the value of their services to the Company and such other factors as the Compensation Committee deems relevant.

Performance Compensation

Prior to the beginning of each Performance Period (or within such other period as may be permitted by Section 162(m) of the Code), the Compensation Committee assigns to each participant an individual performance ratio (a “Performance Percentage”) for such period and establishes a matrix assigning a performance ratio (a “Performance Ratio”) to various levels of performance that might be achieved for such period. The Performance Percentage is expressed as a percentage of the participant’s base salary. The Performance Ratio is a factor that causes the amount of performance compensation to increase or decrease based on specified levels of performance, pursuant to a pre-established schedule. A participant’s performance compensation for the Performance Period will be equal to the product of (i) the participant’s annual base salary for the fiscal year of which such Performance Period is a part, multiplied by (ii) the Performance Percentage assigned to such participant for such Performance Period, multiplied by (iii) the Performance Ratio achieved for such Performance Period. The Performance Compensation Plan provides that the Compensation Committee may, but need not, use this formula.

For any Performance Period, the Board may establish a ceiling on the aggregate amount that may be paid out in performance compensation for such Performance Period. In the event that such a limit is established for any Performance Period, the performance compensation otherwise payable to all participants for such Performance Period will be reduced pro rata. In addition, the Performance Compensation Plan provides that no participant who is a Section 162(m) Officer of the Company at the beginning of the Performance Period may receive an amount of performance compensation in excess of $3,500,000 per twelve-month Performance Period, to be reduced proportionately for Performance Periods of shorter duration.

Performance Goals Established by Compensation Committee

The Performance Compensation Plan provides that the Compensation Committee is to establish performance goals expressed in terms of the achievement of any of one or more of the following business criteria: revenue; net or gross sales; comparable store sales; net income; gross margin; operating profit (corporate and/or divisional); earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity, assets, capital or investment; market share; sales (net or gross) measured by store, product line, territory, operating or business unit, customers, or other category; earnings or book value per share of the Company’s common stock; earnings from continuing operations; net worth; turnover or shrinkage in inventory; levels of expense, cost or liability by store, product line, territory, operating or business unit or other category; appreciation in the price of shares of the Company’s common stock; total shareholder return (stock price appreciation plus dividends); implementation of critical projects or processes consisting of one or more objectives based on meeting specified market penetration, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; and personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. Such performance goals may relate to the performance of a store, business unit, product line, division, territory, the Company or an individual or any combination thereof. With respect to participants who are not Section 162(m) Officers, performance goals may also include such objective or subjective individual performance criteria as the Compensation Committee may, from time to time, establish. Performance goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. Each of the foregoing performance goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The performance goals established by the Compensation Committee may be different with respect to different Performance Periods and different goals may be applicable to different Participants.

The Compensation Committee is authorized to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting the Company or its financial statements or its shares, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, including any major settlement, judgment or any other material liability in connection with a litigation or governmental proceeding or investigation, or any gain, loss or expense related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital changes.

Payment

The Company or the subsidiary employing the Participant will pay performance compensation following the end of the Performance Period to which it relates and the availability of the Company’s final consolidated financial results for such Performance Period. With respect to Section 162(m) Officers, no payment may be made until the applicable performance results have been certified by the Compensation Committee. A participant will not be entitled to receive payment of performance compensation unless such Participant is still in the employ of the Company or one of its subsidiaries at the time the performance compensation is actually paid.

Amendment of Plan

The Board at any time and from time to time may modify, amend, suspend or terminate the Performance Compensation Plan without notice; provided that no amendment that requires stockholder approval in order for the Performance Compensation Plan to continue to comply with Section 162(m) of the Code will be effective unless approved by the requisite vote of the stockholders of the Company. Since benefits under the Performance Compensation Plan will be determined by the Compensation Committee and performance goal criteria may vary from year to year and from Participant to Participant, benefits to be paid under the Performance Compensation Plan are not determinable. The Summary Compensation Table in the “Executive Compensation” section of this proxy statement includes awards to named executive officers in respect of fiscal year 2006.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP (“Deloitte”), Certified Public Accountants, an independent registered public accounting firm to make an examination of the accounts of the Company for fiscal year 2007.

Independent Auditor Fees and Services

The following table presents fees billed for professional services rendered by Deloitte for fiscal years 2006 and 2005.

	2006	2005
Audit Fees	$1,259,674	$1,264,645
Audit-Related Fees (1)	60,700	83,750
Tax Fees (2)	198,792	243,390
All Other Fees	0	0

Deloitte Total Fees	$1,519,166	$1,591,785

(1)	Audit-Related Fees include fees billed in 2006 and 2005 for audits and other services related to the Company’s employee benefit plans. In addition, in fiscal 2005, services were rendered in connection with the provision of a state notice requirement and technical accounting updates.

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(2)	Tax Fees represent fees billed for professional services rendered by Deloitte to the Company for tax compliance (including federal, state, local and international) and related matters such as tax examination assistance.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the Company. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually, subject to certain de minimis exceptions permitted under the Securities Exchange Act of 1934 for services other than audit, review or attest services.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

In fiscal year 2006, all fees for audit, audit-related, tax and other services performed by the independent registered public accounting firm were pre-approved by the Audit Committee.

Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the appointment of the Company’s independent registered public accounting firm. If stockholders do not approve ratification of the appointment of such independent registered public accounting firm, the Audit Committee of the Board of Directors will reconsider the appointment.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee of the Board of Directors

recommends that stockholders vote “FOR” this proposal.

AUDIT COMMITTEE REPORT

Introduction

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting, financial risk management and legal compliance functions of the Company and its subsidiaries. The Audit Committee is governed by a written charter, a copy of which is available on the Company’s website at http://investor.anntaylor.com. In carrying out its oversight responsibilities, the Audit Committee is not responsible for planning or conducting audits or for determining that the Company’s financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles. The Company’s management is responsible for the Company’s financial statements, and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing such financial statements in accordance with generally accepted auditing standards.

Membership

The Audit Committee consists of four directors, each of whom meets the independence requirements of the New York Stock Exchange and applicable law. In the judgment of the Board, each member of the Audit Committee is financially literate, and at least one member of the Audit Committee has accounting or related financial management expertise. In addition, the Board has determined that Mr. Trapp qualifies as an “audit committee financial expert.”

Audit Committee Activities

The Audit Committee generally meets seven times annually. The Committee Chair reports to the Board of Directors periodically regarding its activities and recommendations. The Audit Committee periodically meets in executive session with each of the representatives of the independent registered public accounting firm, the Vice President of Internal Audit and the General Counsel.

In discharging its oversight responsibilities for fiscal year 2006, the Audit Committee:

•

reviewed and discussed the audited financial statements and critical accounting policies applied by the Company with management and the Company’s independent registered public accounting firm, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and discussed with the independent registered public accounting firm any relationships that may affect the firm’s objectivity and independence;

•

discussed with management, including the Company’s Risk Officer and Vice President of Internal Audit, and the independent registered public accounting firm, the Company’s processes for financial risk assessment and management, major financial risk exposures and strategies to mitigate those risks;

•	reviewed with the Company’s General Counsel material legal affairs of the Company and the Company’s compliance with applicable law, including its Compliance and Ethics program;

•	engaged, approved the fees paid to, and evaluated the performance of the independent registered public accounting firm;

•	reviewed with management the Company’s disclosure controls and procedures;

•

reviewed with management and the independent registered public accounting firm management’s annual report on internal control over financial reporting, the independent registered public accounting firm’s assessment thereof, and the firm’s opinion on such internal control over financial reporting; and

•	reviewed significant developments in accounting rules with the independent registered public accounting firm and management.

The Audit Committee received written disclosure from Deloitte & Touche that it is independent, as required by the Independence Standards Board Standard No. 1. Deloitte & Touche informed the Audit Committee that it has disclosed to the Audit Committee in writing all relationships between Deloitte & Touche and the Company and its subsidiaries that, in Deloitte & Touche’s professional judgment, may reasonably be thought to bear on its independence. Deloitte & Touche also has confirmed that, in its professional judgment, it is independent of the Company within the meaning of the securities laws.

The Audit Committee conferred periodically with the Company’s Vice President of Internal Audit regarding the scope and results of audits performed by the Company’s internal audit department. It also reviewed the findings of the Company’s internal audit department and Deloitte & Touche on the adequacy and effectiveness of the Company’s internal accounting and financial controls and the results of fiscal policies and financial management of the Company. Additionally, the Audit Committee held discussions with management, including the Vice President of Internal Audit, to review the status of the Company’s compliance with the rules on internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended February 3, 2007 and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

Michael W. Trapp (Chairperson)

James J. Burke, Jr.

Dale W. Hilpert

Ronald W. Hovsepian

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on such review and discussions, the Compensation Committee recommends to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement on Schedule 14A.

Dale W. Hilpert (Chairperson)

Wesley E. Cantrell

Robert C. Grayson

Linda A. Huett

Compensation Committee Interlocks and Insider Participation

As of the Record Date, there were no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Principal Objectives Driving Compensation Practices

Our compensation philosophy, reflected in our compensation practices for fiscal year 2006, was developed to drive the achievement of our two key business objectives: consistent sales growth and consistent net income growth. We designed our incentive compensation programs using performance metrics closely tied to the achievement of these goals, as described below. We balanced our need to attract and retain highly talented executives with our desire to reward executives primarily for achieving performance targets. We accomplished this by structuring a competitive compensation program with a fixed component of total compensation and a significant, incentive-based component designed to motivate and reward executives for contributions to the advancement of our key business objectives.

We generally pay our executives annual base salaries at the median (50th percentile) for our comparator group as described below. We design our compensation programs so that if targeted objectives are achieved, total compensation to the executive will approach the 75th percentile of our comparator group. “Total compensation” includes the sum of base salary, short-term cash incentive compensation, long-term cash incentive compensation and equity incentive compensation. Recognizing the importance of implementing pay-for-performance practices, we also structure our compensation programs so that if the Company’s performance exceeds target levels, total compensation to the executive may fall above the 75th percentile. If the Company, however, fails to achieve its targeted objectives, total compensation will fall between the 25th and 50th percentile of our comparator group. We may set target compensation above the 75th percentile on an ad hoc basis when we believe that it is important to attract or retain key executive officers. For fiscal year 2006, actual compensation for our current “named executive officers” (as defined in the Summary Compensation Table below) fell within the 50th and 75th percentile range of our comparator group based on our analysis of comparable positions. We use a comparator group that includes companies in the apparel and retail industries with revenue levels similar to ours and other companies within the Dow Jones U.S. Retailers, Apparel Index, for which information is available. We also use tally sheets, as described below, to assist us in measuring our compensation programs against our design objectives. We are assisted in these matters by a compensation consultant, as described below.

We use both equity and cash in our incentive-based compensation. We designed our short-term incentive compensation to reward executives for the Company’s achievement of annual goals and our long-term incentive compensation to reward them based on longer term corporate performance. Our short-term incentive compensation is paid in cash and our long-term incentive compensation is comprised of both cash and equity components. The Compensation Committee reviews annually the allocation between the short- and long-term and cash and equity elements of compensation and determines the distribution based on the Company’s current business goals and competitive market practices.

Our Chief Executive Officer has an employment agreement and our Chief Financial Officer has a letter agreement with the Company, both of which are more fully described below. We have a special severance plan, which we describe below, in which our current named executive officers (other than Ms. Krill) are entitled to participate. We offer minimal perquisites to our named executive officers. Our current named executive officers participate in a broad-based, tax-qualified pension plan on terms that do not favor such executives, and the Company does not offer any supplemental retirement plans to its named executive officers.

Processes for Determining Compensation for our Named Executive Officers

Compensation Committee—Working with our Compensation Consultant and Management

During fiscal year 2006, the Compensation Committee reviewed its compensation practices and programs to ensure they were designed to drive the attainment of the Company’s key business objectives. As part of this process, the Compensation Committee uses a nationally recognized compensation consultant to provide the Committee with information regarding industry compensation practices and developments and comparative data necessary to evaluate executive compensation. The compensation consultant also provides executive compensation advice to the Company with the Compensation Committee’s authorization. The Compensation Committee specifies the services to be performed by the consultant.

The compensation consultant provides its views and makes recommendations to the Compensation Committee regarding executive compensation, including that of the Chief Executive Officer. Certain of our human resources executives meet regularly with the compensation consultant to ensure that it has the compensation information it needs to advise the Compensation Committee. Although the compensation consultant works closely with management and the Compensation Committee, we do not believe that its independence is compromised.

Management regularly meets with the Compensation Committee to assist the Committee in making compensation decisions regarding our executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. For example, our Chief Financial Officer provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Management Performance Compensation Plan (the “Performance Compensation Plan”) and our Long-Term Cash Plan. Our Chief Executive Officer makes recommendations to the Committee regarding the compensation of her direct reports.

Tally Sheets

As part of the Compensation Committee’s annual evaluation of compensation to our named executive officers, the Committee reviews tally sheets setting out each component of the executive’s compensation, the aggregate amount of his or her total compensation, and projected and historical compensation earned by such person. The specific elements of compensation considered in the tally sheets currently used by the Committee include:

•	base salary;

•	annual cash incentive awards and any other bonuses, if applicable;

•	equity and long-term cash incentive compensation;

•	amounts realized upon the vesting of restricted stock and exercise of stock options;

•	the value of the Company’s unvested restricted stock and unexercisable stock options held by such executive officer;

•	perquisites and other personal benefits;

•	potential payments upon various termination scenarios, including change in control; and

•	any earnings under the Company’s deferred compensation and pension plans, if the executive participates.

The Compensation Committee’s review of tally sheets provides the Committee with a formal mechanism through which the Committee is able to ensure that the Company’s compensation programs and practices are consistent with the Company’s compensation philosophy and its overall business objectives.

Our Incentive Compensation Programs

Short-Term Cash Incentive Compensation

We provide our executives with short-term incentive compensation in the form of an annual cash bonus under the Performance Compensation Plan. The Compensation Committee established two annual metrics to drive our business objectives under that Plan: a corporate net income target for overall corporate performance and a divisional operating profit target for the performance of a division of the Company (AnnTaylor, LOFT or AnnTaylor Factory).

The divisional operating profit target was introduced to further align pay levels to divisional results for those executives who primarily have divisional responsibility. Of our named executive officers, only Ms. Lazarus, President of AnnTaylor Stores, and Mr. Lynch, Executive Vice President of AnnTaylor Factory, are entitled to receive a payout based on their respective divisional results. Seventy-five percent of their total annual bonus is keyed to the operating profit target of their division, while the remaining 25% is based on the corporate net income target.

For fiscal years 2004 and 2005, the Company paid its executives only a portion of their target bonuses under the Performance Compensation Plan since only certain divisions of the Company met their targets during those years, and the Company as a whole did not meet its corporate net income objectives. During those years, the Company’s performance reached only approximately 51% and 62%, respectively, of the fiscal 2004 and 2005 corporate net income targets. During fiscal years 2002 and 2003, the Company exceeded its respective corporate net income targets for those years and our executives received a payout based on the overall performance of the Company, in addition to the performance of certain of its divisions.

For fiscal year 2006, in order to drive the corporate objectives of consistent sales and net income growth, the corporate net income target under the Performance Compensation Plan was set at a level that was approximately 61% higher than actual corporate net income for the prior fiscal year. Based on the Company’s record performance during fiscal year 2006, the Company exceeded its corporate net income target for fiscal 2006 and, accordingly, our current named executive officers will receive a payout for that year.

We have established an incentive compensation matrix that sets out varying levels of payment to be made to an executive based on the percentage of the corporate net income and operating profit targets achieved. For the corporate net income target and the operating profit target for the AnnTaylor division of the Company, the matrix ranges from a minimum threshold of 80% of the target, at which the executive is eligible to receive 30% of his or her individual target payout, and a maximum of 125% of the target, at which the executive is entitled to receive 200% of his or her individual target payout. For the AnnTaylor Factory division, the matrix ranges from a minimum operating profit amount, at which level the executive is eligible to receive 30% of his or her individual payout and a higher operating profit amount, at which amount the executive would receive a maximum of 200% of his or her individual target payout. During fiscal year 2006, the “individual target payout” for our current named executive officers was 50% of the executive’s base salary, except for Ms. Krill whose individual target payout was 100% of her base salary and Mr. Lynch whose individual target payout was 40% of his base salary for the period during fiscal year 2006 prior to his promotion to Executive Vice President of the AnnTaylor Factory division.

Since for fiscal year 2006 the Company exceeded its corporate net income target established under the Performance Compensation Plan, Kay Krill, Anthony Romano and Jim Smith received 132% of their individual payout targets. The AnnTaylor Stores division exceeded its operating profit target, and Ms. Lazarus was entitled to receive 128% of her individual target for the performance of this division, as well as 132% of her individual target for the performance of the Company as a whole. The AnnTaylor Factory division also exceeded its operating profit target, and Mr. Lynch is entitled to receive 200% of his individual target for the performance of this division (prorated for the portion of the fiscal year during which he was Executive Vice President of the AnnTaylor Factory division), as well as 132% of his individual target for the Company as a whole. Prior to his promotion during fiscal year 2006, the divisional component of Mr. Lynch’s target award was based on the performance of both the AnnTaylor Factory and AnnTaylor Stores divisions, reflecting his divided responsibilities during that time.

From time to time, the Compensation Committee may exercise its discretion to approve bonuses outside of the Performance Compensation Plan. In connection with their promotions in fiscal year 2006, Ms. Lazarus and

Mr. Lynch earned bonuses outside of the Performance Compensation Plan of $100,000 and $50,000, respectively.

Long-Term Cash Incentive Compensation

We designed our long-term cash incentive plan (the “Long-Term Cash Plan”) to focus our executives’ efforts on achieving consistent corporate net income growth. Under the Long-Term Cash Plan, each year the Compensation Committee designates a consecutive three-year period as a “performance cycle” and establishes three-year performance targets that the Company must achieve for an executive to be paid under the plan at the end of the cycle.

Our executives did not receive any payments under the Long-Term Cash Plan for the 2003-2005 and 2004-2006 performance cycles since the Company did not meet its targets with respect to these cycles. We also do not expect to achieve our goals for the 2005-2007 cycle, and, accordingly, our current named executive officers would not receive a payout in 2008 for that cycle.

The performance target for the three-year performance cycle covering fiscal years 2003-2005 was cumulative earnings per share. For the 2004-2006 and 2005-2007 cycles, the performance metrics were a combination of return on invested capital and comparable store sales growth. For the 2004-2006 performance cycle, the target for comparable store sales growth for the three-year period was set at 5.2%. For the 2005-2007 performance cycle, the comparable stores sales growth target was set at 5.0%.

In recognition of our desire to meet our long-term business objectives of consistent sales growth and consistent net income growth, the Compensation Committee changed the performance targets for the 2006-2008 cycle to a combination of return on net assets and earnings per share. The Committee made this change because it believed that these metrics would be stronger indicators of how we invest our capital and whether we are achieving consistent net income growth. The return on net assets performance metric permits us to measure whether the investments the Company is making in its business are earning a proper return, thereby permitting us to consistently grow our net income. In addition, since one of our main objectives is to drive consistent sales growth, this metric allows us to do so in a manner that generates a positive return on our assets.

For the 2006-2008 performance cycle, the Compensation Committee also modified the plan design by adding a feature that permits the executive to earn compensation for the achievement of one-year performance targets within the three-year cycles. The one-year performance metrics are also a combination of return on net assets and earnings per share. If the Company meets any of its one-year targets, the executive is eligible to earn 25% of his or her total long-term target cash bonus and may earn such amount for each year that the Company achieves its one-year performance goals during the three-year cycle. These earned amounts are “banked” and paid to the executive at the end of the three-year performance cycle, even if the Company does not meet its cumulative three-year goal. If the Company, however, does meet the cumulative three-year goal, the executive earns an additional 25% of his or her total target cash bonus. The executive must be employed by the Company at the end of the three-year performance cycle in order to receive any cash bonus under the Long-Term Cash Plan.

Due to the Company’s record performance during fiscal year 2006, the Company achieved the one-year performance target for the first year of the 2006-2008 performance cycle and our current named executive officers earned and banked an amount for that year. By adding the element of a calculated dollar amount of banked compensation which will be forfeited if an executive is separated from the Company, this new feature was thought to strengthen the retentive nature of the Long-Term Cash Plan. In addition, we also believe that this formulation provides a better balance between the long-term performance of the Company and the need to provide competitive pay levels to our executives.

Long-Term Equity Incentive Compensation

In addition to long-term cash incentive compensation, the Compensation Committee also awards equity grants. The Company believes that stock options and restricted stock awards further align executives’ interests with those of stockholders and focus management on building long-term stockholder value.

We generally make our annual equity grants to our named executive officers at the regularly scheduled Compensation Committee meeting held in March of each year after the final results of the prior year’s performance are determined. We also make grants during other times of the year when required for new hires, promotions and other business reasons. In determining the timing of equity grants, the Committee only considers valid business purposes and does not take into account fluctuations in the price of the Company’s common stock.

The grant date of an equity award is determined as described below:

•	if the award was approved at the regularly scheduled Compensation Committee meeting held in March, the date of that meeting;

•	if the award was approved at a special meeting of the Compensation Committee, the date of that meeting;

•	if the award was approved by having each Compensation Committee member sign a document containing the terms of the award, the date the last signature is received by the Company; and

•	if the award was made by the Chief Executive Officer under authority delegated to her by the Compensation Committee, the date that she signs a writing containing the key terms of the grant.

Notwithstanding the foregoing, if the award was made in connection with a new hire, the grant date is the start date of employment of such person.

The exercise price for stock options is the fair market value of the Company’s common stock on the grant date, which is set as the closing price per share of the common stock on the New York Stock Exchange for the trading day immediately preceding the grant date. As a result, the options do not have any intrinsic value to the executive unless the market price of the common stock rises.

Change in Control and other Termination Events

Severance

The Company has an employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer in 2005. This agreement provides for payments to be made to Ms. Krill upon certain termination events, including a Change in Control of the Company (as defined under her employment agreement). While during fiscal year 2006 our other current named executive officers did not have employment agreements with the Company, except for the letter agreement with Mr. Smith described below, they were eligible to receive benefits under the Company’s Special Severance Plan. Under this Plan, a participant is eligible to receive benefits if within two years after a Change in Control of the Company (as defined in the Special Severance Plan) there is a Qualifying Termination of their employment. A “Qualifying Termination” is either a termination of the executive’s employment by the Company without Cause or a termination by the executive of his or her employment for Good Reason. A description of Ms. Krill’s employment agreement and the Special Severance Plan is provided in the section entitled “Payments and Entitlements upon Change in Control or other Termination Events” of this proxy statement.

A key difference between Ms. Krill’s arrangement under her employment agreement and that of the other current named executive officers under the Special Severance Plan is the requirement under the Special Severance Plan that a Change-in-Control occur prior to the occurrence of a Qualifying Termination before severance is paid to the executive under the Plan. Under Ms. Krill’s arrangement, however, Ms. Krill is entitled to receive severance for various termination events, including Good Reason, without the occurrence of a Change in Control (as those terms are defined under her agreement). In addition, one year after a Change in Control and without the occurrence of an additional event, Ms. Krill has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Krill to receive severance benefits upon her voluntary resignation following a Change in Control is important in order to ensure that her economic interests would not be inconsistent with those of our shareholders in the period preceding a Change in Control and to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

The Company has a letter agreement with Mr. Smith under which he is entitled to receive a severance payment in an amount equal to his annual base salary at the time of termination, payable over a 12-month period from the date of termination. In addition, Mr. Smith is entitled to receive medical and health coverage during such 12-month period.

Equity

In the case of equity granted in fiscal year 2006 to our current named executive officers other than to Ms. Krill under her employment agreement, treatment of such awards upon a change in control of the Company or other termination events is subject to the terms of the Company’s 2003 Equity Incentive Plan (the “2003 Equity Plan”). Under the 2003 Equity Plan, if the named executive officer’s employment is terminated by reason of death, Disability or Retirement (as such terms are defined under the Plan), vested stock options remain exercisable for a period of three years following the termination event (or sooner if the options have expired before then). All unvested stock options are forfeited. If the named executive officer is terminated for Cause (as defined under the Plan) or the executive voluntarily leaves his or her employment, all stock options granted to such executive terminate on the day following termination. If the named executive officer’s employment is terminated for any reason other than those provided above, only the stock options that are exercisable on the date of such termination may be exercised for a period of up to three months following the termination event. For restricted stock, if the named executive officer’s employment is terminated for any reason, all restricted stock granted to such executive that has not vested by the date of termination is forfeited by the executive. In addition, upon a change in control of the Company, all stock options and restricted stock granted to the named executive officer automatically vest.

Under Ms. Krill’s employment agreement, if Ms. Krill’s employment is terminated by the Company without Cause, by her for Good Reason, due to Disability (as defined in her employment agreement) or if her employment agreement expires as a result of the Company not renewing her employment agreement at the end of the term, all time-vesting stock options and restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill will be entitled to exercise such stock options for a period of up to three years following any such event, provided that such options have not expired before the end of that period. However, while Ms. Krill’s previous employment agreement with the Company provided that performance-based equity awards would fully vest upon similar termination events, the Compensation Committee decided that it would be in the Company’s and shareholders’ best interests to limit accelerated vesting of future awards under her new employment agreement. As a result, under her current agreement, only that portion of the performance-based restricted stock that is eligible to vest on March 15 following the end of the fiscal year of termination will vest (and then only on a pro rata basis based on actual performance for the year), other than in the case of a Change in Control. All equity awards granted to Ms. Krill under her employment agreement will vest upon a Change in Control and will become exercisable in accordance with the equity plans and award agreements under which such awards were granted.

Different meanings are assigned to the various terms giving rise to benefits and entitlements under Ms. Krill’s employment agreement, the 2003 Equity Plan and the Special Severance Plan. One difference among the documents is the definition of “Change in Control.” For example, under Ms. Krill’s employment agreement, “Change in Control” is defined as set forth in the 2003 Equity Plan, except that if Ms. Krill’s termination occurs prior to a Change in Control but during the pendency of a Potential Change in Control, the date of termination will be deemed as having occurred after a Change in Control. A Potential Change in Control may be triggered by an entity’s acquisition of 15% of the Company’s common stock. Under the Special Severance Plan, the trigger for a Change in Control would occur by an acquisition of 30% of the Company’s common stock. Under the 2003 Equity Plan, a merger in which the Company represents 80% or less of the common stock of the surviving entity would trigger a change in control (an “Acceleration Event”), while under the Special Severance Plan, the Company would need to represent less than 50%. These differences, among others, occur as a result of historical circumstances and individual negotiations with our Chief Executive Officer.

Former Chief Operating Officer

Laura Weil’s employment with the Company terminated on May 4, 2006. In connection with her joining the Company as Chief Operating Officer in October 2005, Ms. Weil entered into an employment letter with the Company providing that if the Company terminated her employment for reasons other than “Cause” or if Ms. Weil terminated her employment for “Good Reason”, she would be entitled to severance compensation equal to twelve months of her base salary, provided that she signed a binding severance agreement and general release with the Company.

In addition, consistent with terms of Ms. Weil’s employment letter, the stock options and restricted stock granted to Ms. Weil during fiscal year 2005 continue to vest in accordance with the vesting schedule provided in her employment letter. Any equity granted to her during fiscal year 2006 was forfeited by Ms. Weil upon the termination of her employment with the Company.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally disallows deductions to publicly traded companies for compensation paid to its named executive officers in excess of $1.0 million in a taxable year, with certain exceptions for qualified “performance-based compensation.” The Company considers the potential non-deductibility of certain compensation in making its compensation decisions. Time-vesting shares of restricted stock granted to Ms. Krill and Ms. Lazarus during fiscal year 2006 do not qualify as performance-based compensation under Section 162(m). For those types of compensation that can qualify as performance-based compensation, the Company attempts to meet the qualification requirements.

SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation paid or earned by (i) the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended February 3, 2007, (ii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers as of February 3, 2007, and (iii) each other person who was an executive officer of the Company during fiscal year 2006, who as of February 3, 2007, no longer served as an executive officer of the Company and whose total compensation would have placed such person among the Company’s most highly compensated executive officers (each such executive officer, a “named executive officer”). For a description of any employment agreements between the Company and any named executive officers, see the “Compensation Discussion and Analysis” and the “Payments and Entitlements upon Change in Control and other Termination Events” sections of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (a)	Non-Stock Incentive Plan Compensation ($) (b)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($) (d)	Total ($)
Kay Krill President, Chief Executive Officer and Director	2006	$1,000,000	$—	$7,259,581	$1,781,394	$1,495,000	$22,093	$120,622	$11,678,690

James Smith Executive Vice President, Chief Financial Officer and Treasurer	2006	391,000	—	136,687	152,141	300,645	13,454	3,861	997,788

Adrienne Lazarus President, AnnTaylor Stores	2006	570,017	100,000	480,178	297,636	433,310	8,786	4,132	1,894,059

Brian Lynch Executive Vice President, AnnTaylor Factory	2006	482,898	50,000	199,754	123,306	439,600	15,401	4,029	1,314,988

Anthony Romano Executive Vice President and Chief Supply Chain Officer	2006	538,333	—	287,302	212,660	413,865	10,502	4,042	1,466,704

Laura Weil Former Senior Executive Vice President and Chief Operating Officer (e)	2006	183,077	—	1,125,439	962,332	—	—	—	2,270,848

(a)	The amounts in these columns reflect the dollar amount of awards pursuant to the Company’s equity incentive plans recognized as compensation expense for financial statement reporting purposes for the fiscal year ended February 3, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107, (“SFAS No. 123(R)”) and thus may include amounts related to awards granted in and prior to 2006. Assumptions used in the calculation of these amounts for fiscal years ended February 3, 2007, January 28, 2006 and January 29, 2005 are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended February 3, 2007 in the Company’s Annual Report on Form 10-K. Assumptions used in the calculation of these amounts for the fiscal year ended January 31, 2004 are included in footnote 6 to the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006.

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(b)	Reflects amounts (i) earned by the named executive officer for fiscal year 2006 under the Company’s Management Performance Compensation Plan and (ii) “banked” by the named executive officer for fiscal year 2006 under the 2006-2008 performance cycle of the Company’s Long-Term Cash Incentive Plan. Amounts earned under the Management Performance Compensation Plan are as follows: Ms. Krill, $1,320,000; Mr. Smith, $259,380; Ms. Lazarus, $370,310; Mr. Lynch, $390,119; and Mr. Romano, $357,060. Amounts banked under the Long-Term Cash Incentive Plan are as follows: Ms. Krill, $175,000; Mr. Smith, $41,265; Ms. Lazarus, $63,000; Mr. Lynch, $49,481; and Mr. Romano, $56,805. See the “Compensation Discussion & Analysis” section of this proxy statement for a description of the Company’s Management Performance Compensation Plan and the Long-Term Cash Incentive Plan.

(c)	For Ms. Krill, value represents $22,004 in pension earnings and $89 in deferred compensation earnings; for Ms. Lazarus, $8,470 in pension earnings and $316 in deferred compensation earnings; and for Messrs. Smith, Lynch and Romano, values represent pension earnings only.

(d)	Represents $49,575 for car service, $8,650 for tax planning and legal services, $34,979 for reimbursement of taxes in connection with such perquisites, $1,099 for executive wellness, $1,500 for group personal liability insurance, $3,925 for contributions made by the Company on behalf of Ms. Krill under the Company’s 401(k) savings plan, and $20,894 in life insurance premiums paid by the Company on behalf of Ms. Krill. For the other named executive officers, amounts in this column represent contributions made by the Company on behalf of the named executive officers to its 401(k) savings plan and life insurance premiums paid by the Company on behalf of the named executive officer.

(e)	Ms. Weil’s employment with the Company terminated upon her resignation on May 4, 2006. Compensation values for Ms. Weil in this table do not include severance payments which she would have been entitled to receive had she signed a severance agreement with the Company. As of March 26, 2007, Ms. Weil had not signed a severance agreement. Accordingly, the Company has not paid her any severance. See section entitled “Payments and Entitlements upon Change in Control and other Termination Events”.

The table below provides information on stock options and restricted stock granted in fiscal year 2006 to each of the Company’s named executive officers. See the “Compensation Discussion and Analysis” section of this proxy statement for a description of the formula and criteria for determining amounts payable to our named executive officers under the Long-Term Cash Incentive Plan and the Management Performance Compensation Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2006

Name	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards $ (a)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (b)	Stock Price at Close of Market on Date of Grant ($/Sh) (b)	Grant Date Fair Value of Option Awards $ (a)
			Threshold ($)	Target ($)	Maximum ($)
Kay Krill	2003 Equity Incentive Plan	March 8, 2006	—	—	—	40,000	$1,482,800	100,000	$35.49	$36.10	$1,570,000

	Long-Term Cash Incentive Plan		$250,000	$500,000	$1,000,000	—	—	—	—	—	—

	Management Performance Compensation Plan		300,000	1,000,000	2,000,000	—	—	—	—	—	—

James Smith	2003 Equity Incentive Plan	May 10, 2006	—	—	—	6,000	227,100	15,000	37.85	38.44	231,900

	Long-Term Cash Incentive Plan		58,950	117,900	235,800	—	—	—	—	—	—

	Management Performance Compensation Plan		58,950	196,500	393,000	—	—	—	—	—	—

Adrienne Lazarus	2003 Equity Incentive Plan	March 8, 2006	—	—	—	9,000	333,630	22,500	35.49	36.10	353,250

	2003 Equity Incentive Plan	June 6, 2006	—	—	—	6,000	236,280	15,000	39.38	39.27	240,000

	Long-Term Cash Incentive Plan		90,000	180,000	360,000	—	—	—	—	—	—

	Management Performance Compensation Plan		86,119	287,062	574,124	—	—	—	—	—

Brian Lynch	2003 Equity Incentive Plan	March 8, 2006	—	—	—	6,000	222,420	15,000	35.49	36.10	235,500

	Long-Term Cash Incentive Plan		73,922	147,844	295,688	—	—	—	—	—	—

	Management Performance Compensation Plan		68,169	227,229	454,458	—	—	—	—	—	—

Anthony Romano	2003 Equity Incentive Plan	March 8, 2006	—	—	—	6,000	222,420	15,000	35.49	36.10	235,500

	Long-Term Cash Incentive Plan		81,150	162,300	324,600	—	—	—	—	—	—

	Management Performance Compensation Plan		81,150	270,500	541,000	—	—	—	—	—	—

(a)	Amounts set forth in the stock and option award columns represent the aggregate grant date fair value computed in accordance with FAS 123R based on the assumptions set forth in the Company’s financial statements and footnotes for fiscal year 2006.

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(b)	Under the Company’s equity incentive plans, the exercise price for stock options is set at the closing price per share of the Company’s common stock on the New York Stock Exchange for the trading day immediately preceding the grant date.

All equity awards granted to our named executive officers during fiscal year 2006 and listed in the table above are time-vesting awards and vest in equal installments on each of the first four anniversaries of the respective grant date. Fifty-thousand performance-vesting restricted shares and fifty-thousand performance-vesting stock options granted to Ms. Weil under the Company’s 2003 Equity Incentive Plan on March 8, 2006 were forfeited by Ms. Weil upon her termination of employment with the Company on May 4, 2006.

The table below shows the number of shares of the Company’s common stock covered by exercisable and unexerciseable options and unvested time-vesting and performance-vesting restricted stock held by the Company’s named executive officers on February 3, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (p)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (p)
Kay Krill	22,500	—		—	$12.01	March 14, 2011	—		—	—		—
	33,750	—		—	13.27	May 3, 2011	—		—	—		—
	28,125	—		—	16.87	January 29, 2012	—		—	—		—
	39,375	13,125	(a)	—	12.71	March 11, 2013	—		—	—		—
	150,000	—		—	26.45	January 29, 2014	—		—	—		—
	26,250	26,250	(c)	—	30.12	March 8, 2014	—		—	—		—
	100,000	50,000	(h)	—	22.27	November 4, 2014	—		—	—		—
	12,187	36,563	(e)	—	25.58	March 15, 2015	—		—	—		—
	66,667	133,333	(f)	—	28.49	November 17, 2015	—		—	—		—
	—	100,000	(g)	—	35.49	March 8, 2016	—		—	—		—
	—	—		—	—	—	3,750	(a)	$132,488	—		—
	—	—		—	—	—	15,750	(c)	556,448	—		—
	—	—		—	—	—	12,375	(e)	437,209	—		—
	—	—		—	—	—	133,333	(f)	4,710,655	—		—
	—	—		—	—	—	40,000	(g)	1,413,200	—		—
	—	—		—	—	—	—		—	66,667	(b)	$2,355,345
	—	—		—	—	—	—		—	200,000	(d)	7,066,000

James Smith	—	8,438	(a)	—	12.71	March 11, 2013	—		—	—		—
	—	11,250	(c)	—	30.12	March 8, 2014	—		—	—		—
	—	11,250	(e)	—	25.58	March 15, 2015	—		—	—		—
	—	15,000	(i)	—	37.85	May 10, 2016	—		—	—		—
	—	—		—	—	—	1,500	(a)	52,995	—		—
	—	—		—	—	—	4,500	(c)	158,985	—		—
	—	—		—	—	—	4,500	(e)	158,985	—		—
	—	—		—	—	—	6,000	(i)	211,980	—		—

Adrienne Lazarus	—	8,438	(a)	—	12.71	March 11, 2013	—		—	—		—
	7,500	7,500	(c)	—	30.12	March 8, 2014	—		—	—		—
	12,500	12,500	(k)	—	23.00	October 28, 2014	—		—	—		—
	15,00	45,000	(l)	—	22.01	February 22, 2015	—		—	—		—
	—	22,500	(g)	—	35.49	March 8, 2016	—		—	—		—
	—	15,000	(m)	—	39.38	June 6, 2016	—		—	—		—
	—	—		—	—	—	1,500	(a)	52,995	—		—
	—	—		—	—	—	3,750	(c)	132,488	—		—
	—	—		—	—	—	12,500	(k)	441,625	—		—
	—	—		—	—	—	22,500	(l)	794,925	—		—
	—	—		—	—	—	9,000	(g)	317,970	—		—
	—	—		—	—	—	6,000	(m)	211,980	—		—

Brian Lynch	—	18,750	(n)	—	27.09	May 24, 2014	—		—	—		—
	—	7,500	(e)	—	25.58	March 15, 2015	—		—	—		—
	—	15,000	(g)	—	35.49	March 8, 2016	—		—	—		—
	—	—		—	—	—	11,250	(n)	397,463	—		—
	—	—		—	—	—	3,750	(e)	132,488	—		—
	—	—		—	—	—	6,000	(g)	211,980	—		—

Anthony Romano	—	8,438	(a)	—	12.71	March 11, 2013	—		—	—		—
	11,250	11,250	(c)	—	30.12	March 8, 2014	—		—	—		—
	4,500	13,500	(e)	—	25.58	March 15, 2015	—		—	—		—
	7,500	22,500	(j)	—	25.14	May 11, 2015	—		—	—		—
	—	15,000	(g)	—	35.49	March 8, 2016	—		—	—		—
	—	—		—	—	—	1,500	(a)	52,995	—		—
	—	—		—	—	—	4,500	(c)	158,985	—		—
	—	—		—	—	—	6,000	(e)	211,980	—		—
	—	—		—	—	—	11,250	(j)	397,463	—		—
	—	—		—	—	—	6,000	(g)	211,980	—		—

Laura Weil	87,500	87,500	(o)	—	26.55	June 29, 2007	—		—	—		—
	—	—		—	—	—	37,500	(o)	1,324,875	—		—

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(a)	This award vests on March 11, 2007.

(b)	This award vests in two equal installments on each of March 15, 2007 and 2008, in each case, only if the Company meets the performance target associated with such shares.

(c)	This award vests in two equal installments on each of March 8, 2007 and 2008.

(d)	This award vests in three equal installments on each of March 15, 2007, 2008 and 2009, in each case, only if the Company meets the performance target with such shares.

(e)	This award vests in three equal installments on each of March 15, 2007, 2008 and 2009.

(f)	This award vests in two equal installments on each of October 1, 2007 and 2008.

(g)	This award vests in four equal installments on each of March 8, 2007, 2008, 2009 and 2010.

(h)	This award vests on November 4, 2007.

(i)	This award vests in four equal installments on each of May 10, 2007, 2008, 2009 and 2010.

(j)	This award vests in three equal installments on each of May 11, 2007, 2008 and 2009.

(k)	This award vests in two equal installments on each of October 28, 2007 and 2008.

(l)	This award vests in three equal installments on each of February 22, 2007, 2008 and 2009.

(m)	This award vests in four equal installments on each of June 6, 2007, 2008, 2009 and 2010.

(n)	This award vests in two equal installments on each of May 24, 2007 and 2008.

(o)	This award vests on March 31, 2007.

(p)	The amounts in this column represent the number of shares outstanding for the named executive officer at the Company’s 2006 fiscal year end multiplied by the Company’s 2006 fiscal year end stock price of $35.33.

The table below shows the number of shares of the Company’s common stock acquired by each named executive officer during fiscal year 2006 upon the exercise of stock options and vesting of restricted stock.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kay Krill	—	$—	119,105	$4,617,970
James Smith	108,937	2,081,693	8,063	287,575
Adrienne Lazarus	19,687	419,720	19,938	758,293
Brian Lynch	21,250	260,408	6,875	248,825
Anthony Romano	19,687	420,581	11,188	411,600
Laura Weil	—	—	37,500	1,366,875

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under the AnnTaylor Inc. Pension Plan (“Pension Plan”) determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	PLAN NAME	Number of Years of Credited Service at end of Fiscal Year 2006	Present Value of Accumulated Benefits at end of Fiscal Year 2006 ($)	Payments during 2006 Fiscal Year ($)
Kay Krill	AnnTaylor Inc. Pension Plan	11.58	$186,611	$—
James Smith	AnnTaylor Inc. Pension Plan	12.83	129,142	—
Adrienne Lazarus	AnnTaylor Inc. Pension Plan	14.08	91,791	—
Brian Lynch	AnnTaylor Inc. Pension Plan	1.67	32,125	—
Anthony Romano	AnnTaylor Inc. Pension Plan	8.58	87,657	—
Laura Weil	AnnTaylor Inc. Pension Plan	—	—	—

The Pension Plan is a tax-qualified retirement plan generally available to all eligible employees upon completion of a 12-month period during which the employee completes 1,000 hours of service. Benefits under the Pension Plan are determined as follows:

(a)	For participants with 10 years or less of service with the Company:

(i)	1.25% of Compensation (as defined below) for the calendar year up to the Social Security Wage Base (which for 2006 was $94,200), plus

(ii)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base.

(b)	For participants with more than 10 years of service, the sum of (i) and (ii) below:

(i)	For the first 10 years of service with the Company:

1)	1.25% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base, plus

(ii)	For years of service in excess of 10 years:

1)	1.60% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.95% of Compensation for the calendar year in excess of the Social Security Wage Base.

Participants do not accrue benefits under the Pension Plan for any years of service in excess of 35 years of service with the Company.

“Compensation” is defined as W-2 earnings reported for a calendar year, excluding any severance pay, equity grants, moving allowance, car allowance, certain imputed income, or other similar payments, but including pre-tax contributions to a cafeteria plan, a transportation fringe benefit plan or a 401(k) plan. Compensation is limited by the Internal Revenue Code to $220,000 for 2006.

Benefits under the Pension Plan are payable as a lifetime annuity or under a variety of other payment forms, including a lump sum distribution. Benefits are payable, at the election of the participant:

•	at the normal retirement age of 65;

•	upon early retirement after age 55; or

•	upon termination of employment.

For a participant under the Pension Plan to receive any benefits, he or she must have been employed for at least 5 years by the Company. Full benefits are payable at the normal retirement age of 65. If the participant retires between the ages of 55 and 65, the amount of benefits is reduced to reflect the additional years of pension payments. If the participant retires at age 55, he or she will be entitled to 60% of the accrued benefits. If the participant elects to commence payments upon termination of his or her employment with the Company prior to age 55 (but after completing at least 5 years of service), the benefit will be payable in a lump sum and will be reduced to the actuarial equivalent of the benefit payable at age 65.

The present value of accumulated benefits at February 3, 2007 provided in the table above is determined based on the accrued plan benefit at that date and assumes the following:

•	the named executive officer will retire from AnnTaylor at age 65, the plan’s normal retirement age;

•	the named executive officer will receive his or her payments in the form of a lump-sum; and

•

the present value of the lump-sum payment is calculated using a discount rate of 5.8% for pre-retirement years (with retirement assumed at age 65) and 5.3% for post-retirement years, consistent with the assumptions used for financial reporting purposes.

For calculation of the changes in pension value, the present value of accumulated benefits at January 31, 2006 (the end of the Company’s 2005 fiscal year) is determined using the same assumptions and methodologies described above, except that the discount rate of 5.55% is applied to pre-retirement years and 5.05% for post-retirement years.

Credited service under the Pension Plan is different from the participant’s actual years of service with the Company. Credited service for benefit accruals under the Pension Plan begins the first of the month following the completion of one year of service with the Company.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s Deferred Compensation Plan (“Deferred Compensation Plan”), certain executives, including the named executive officers, may defer up to 25% of his or her salary as well as up to 100% of awards earned under the Management Performance Compensation Plan and the Long-Term Cash Incentive Plan during the calendar year.

Under the Deferred Compensation Plan, an executive’s deferred compensation account is credited quarterly on the last day of each calendar quarter with an amount representing interest at an annual rate equal to the one-year U.S. Treasury constant maturity rate determined as of the first day of each calendar year, plus two percentage points.

An executive is entitled to receive, in a single lump sum cash payment, the amount credited in his or her deferred compensation account, as soon as practicable following January 1st of the calendar year following his or her termination of employment with the Company. If the executive is considered a “specified employee” under section 409A of the Internal Revenue Code, as of the date of his or her termination of employment, he or she will not be entitled to receive the distribution until six months following the termination of employment.

If the executive’s employment is terminated due to death or disability, the Company will pay to the executive, in a single lump sum, the amount credited under his or her deferred compensation account as soon as practicable following the date of termination. If the executive incurs a severe financial hardship caused by an accident, illness or similar extraordinary and unforeseeable emergency beyond the control of the executive, the

Compensation Committee may, in its discretion, authorize immediate payment of all or a portion of the amount credited to the executive’s deferred compensation account.

In addition, in the event of the occurrence of a Change in Control of the Company (as defined under the Deferred Compensation Plan), the executive is entitled to receive, in a single lump sum payment, the amount then credited to his or her deferred compensation account as soon as practicable thereafter.

The table below provides, for each named executive officer, information relating to his or her deferred compensation activity and balances, if any.

Name	Executive contributions in Fiscal Year 2006 ($)	Company contributions in last Fiscal Year 2006 ($)	Aggregate earnings in Fiscal Year 2006 ($)	Aggregate withdrawals/ distributions in Fiscal Year 2006 ($)	Aggregate balance at end of Fiscal Year 2006 ($)
Kay Krill	$—	$—	$4,201	$—	$69,093
James Smith	—	—	—	—	—
Adrienne Lazarus	7,500	—	14,844	—	251,950
Brian Lynch	—	—	—	—	—
Anthony Romano	—	—	—	—	—
Laura Weil	—	—	—	—	—

PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND

OTHER TERMINATION EVENTS

The following is a description of the specific circumstances relating to termination of employment and change in control of the Company that will trigger payments to each named executive officer and a calculation of the estimated payments to such officers as a result of the occurrence of such events had they occurred on February 3, 2007, the end of the Company’s fiscal year.

Kay Krill

The Company has a three-year employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer on October 1, 2005. This agreement provides for payments to be made to Ms. Krill upon certain termination events, including a “Change in Control” of the Company (generally defined as (i) the acquisition of 20% or more of Company common stock, (ii) a change in the majority of the Board of Directors not approved by at least 2/3 of the incumbent directors or (iii) the occurrence of certain reorganizations, mergers or consolidations involving the Company).

Under Ms. Krill’s employment agreement, if any of the following termination events (the “Termination Events”) occurs:

•

Ms. Krill’s employment is terminated by the Company without “Cause” (generally defined as conviction for the commission of a felony; dishonesty; refusal to follow directions of the Board; gross nonfeasance; breach of confidentiality or restrictive covenant provisions; or certain other instances of willful misconduct);

•	Ms. Krill’s employment is terminated by Ms. Krill for Good Reason (as defined below);

•	Ms. Krill’s employment is terminated due to Disability (which entails her inability to perform her duties as a result of physical or mental incapacity for a period of 6 consecutive months); or

•	the agreement expires as a result of the Company not renewing her employment agreement,

Ms. Krill is entitled to receive, in addition to medical and welfare benefits, cash severance (payable monthly) for a specified period based on:

•	her annual salary, plus

•

the average of her total bonuses (including her bonuses under the Company’s Management Performance Compensation Plan and Long-Term Cash Incentive Plan) earned over the prior three fiscal years (or lesser period so as to exclude any year before fiscal year 2006), except that in the case of Disability, only her salary and the average of her annual bonuses under the Company’s Management Performance Compensation Plan will be used and any disability payments she would have received under the Company’s disability plans would be deducted.

In the case of a termination due to Disability, the severance period is 18 months. In the other circumstances, the severance period is the longer of 18 months or the remainder of the term of her employment agreement, and she will also be entitled to outplacement services. In the event of Ms. Krill’s Disability, after the 18-month severance period and until Ms. Krill reaches the age of 65, Ms. Krill is entitled to receive payments under the Company’s applicable short-term and long-term disability plans, which long-term disability payments may not be less than 60% of her annual base salary in effect on the date of termination.

During the term of Ms. Krill’s employment agreement and throughout any severance period, the Company is required to maintain a supplemental life insurance policy on behalf of Ms. Krill. This policy provides for a death benefit to her beneficiary of no less than $7 million, the proceeds of which would be paid upon her death.

If following a Change in Control, Ms. Krill’s employment is terminated without Cause or she terminates her employment for Good Reason, then instead of the cash severance described above, Ms. Krill is entitled to receive a lump-sum cash severance payment equal to three times the sum of:

•	her annual salary, plus

•	the average of her total bonuses earned over the prior three fiscal years (or lesser period so as to exclude any year before fiscal year 2006).

Ms. Krill has “Good Reason” to terminate her employment with the Company:

•

upon a failure by the Company to comply with any material provision of her employment agreement which has not been cured within ten business days after notice of noncompliance has been given by Ms. Krill to the Company,

•	upon action by the Company resulting in a diminution of Ms. Krill’s title or authority,

•	upon the Company’s relocation of Ms. Krill’s principal place of employment outside of the New York City metropolitan area, or

•	one year after a Change in Control.

Upon a Termination Event, all time-vesting stock options and time-vesting restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill is entitled to exercise these stock options for a period of up to three years following the Termination Event, provided that such options have not expired before the end of that period. Under the terms of Ms. Krill’s previous employment agreement with the Company, if the Company terminates her employment without Cause or if she terminates her employment for Good Reason, any outstanding equity awards granted to Ms. Krill before October 1, 2005 will fully vest upon these termination events.

While Ms. Krill’s previous employment agreement with the Company had provided that performance-based equity awards would fully vest upon similar termination events (except in the case of Disability), the Compensation Committee decided to impose a limitation on the acceleration of vesting of performance-based restricted stock awards made on or after October 1, 2005. As a result, upon a Termination Event not involving a Change in Control, only that portion of these awards which is eligible to vest on March 15 following the end of the fiscal year of termination will vest (and then only on a pro rata basis based on the number of days employed in that year).

In the case of a Change in Control, regardless of whether her employment is terminated, all equity awards granted to Ms. Krill will vest and will become exercisable in accordance with the equity plans and award agreements under which such awards were granted. Ms. Krill will also be entitled to a gross-up to compensate her for “golden parachute” excise taxes.

Ms. Krill is subject to non-solicitation and non-competition covenants during her employment, during the period in which she receives severance payments and, in the case where the Company terminates her employment for Cause or Ms. Krill terminates her employment without Good Reason, for the following 12 months.

You may refer to the tables under the “Pension Benefits” and “NonQualified Deferred Compensation” sections of this proxy statement for pension and deferred compensation benefits paid to Ms. Krill and the other named executive officers upon termination, if applicable.

Assuming the occurrence of the following termination events and/or change in control on February 3, 2007 (the end of the Company’s 2006 fiscal year), Ms. Krill would be entitled to receive the additional payments set out in the table below:

Potential Payments to Kay Krill upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with the Executive’s Termination
Cash Severance (base salary + bonus)	—	—	$3,650,640	$3,650,640	$3,023,076		—		—	$6,571,152

Restricted Stock(a)— Accelerated	—	—	$11,960,689	$11,960,689	$8,479,200		$8,479,200		$16,671,344	$16,671,344

Stock Options(a)— Accelerated	—	—	$2,355,180	$2,355,180	$911,998		$911,998		$2,355,180	$2,355,180

Health & Welfare	—	—	$18,000	$18,000	$16,200		—		—	$10,758

Other	—	—	—	—	$8,420,000	(b)	$9,250,000	(c)	—	$30,000	(d)

Excise Tax Gross-Up	—	—	—	—	—		—		$3,878,846	$7,972,169

Total	—	—	$17,984,509	$17,984,509	$20,850,474		$18,641,198		$22,905,370	$33,610,603

(a)	For the table above as well as for all the tables that follow in this section entitled, “Potential Payments upon Change in Control or Other Termination Events”, the restricted stock value represents the number of shares outstanding for the executive multiplied by the Company’s 2006 fiscal year end stock price of $35.33. For stock options, the value represents the number of the option shares outstanding for the executive multiplied by the difference between the Company’s 2006 fiscal year end stock price and the option’s exercise price.

(b)	Represents payments under the Company’s short-term and long-term disability plans that Ms. Krill would be entitled to receive after the initial 18-month severance period.

(c)	Represents the death benefit payable to Ms. Krill’s beneficiary under basic and supplemental life insurance policies.

(d)	Represents the approximate value of outplacement services for one year.

Other Named Executive Officers

Our named executive officers, other than Ms. Krill, are subject to the terms of the AnnTaylor Stores Corporation Special Severance Plan (the “Severance Plan”). Under the Severance Plan, the executive is entitled to receive cash severance upon the occurrence of a “Qualifying Termination” following a Change in Control of the Company. A “Qualifying Termination” includes a termination of the executive’s employment by the Company without “Cause” or a termination by the executive of his or her employment for Good Reason. “Cause” is defined as the

•	willful and continued failure by the executive to substantially perform his or her duties with the Company (other than by reason of physical or mental capacity); or

•	the conviction of the executive for the commission of a felony involving moral turpitude.

The executive has “Good Reason” to terminate his or her employment if any of the following occurs after a Change in Control:

•	his or her duties or authority is diminished materially;

•	the location of his or her place of employment has changed by more than fifty miles; or

•	there has been a reduction in the executive’s salary or bonus opportunity.

In the event of a Change in Control with a Qualifying Termination, the executive is entitled to receive a lump sum equal to 2.5 times his or her “Annual Compensation.” “Annual Compensation” is the executive’s current base salary plus the average of the annual bonuses earned by the executive over the prior three full fiscal years or, if higher, in the three years including the year in which the Qualifying Termination occurs. In addition, for a period of 30 months following the date of a Qualifying Termination, the executive is entitled to receive all Company-paid benefits under any group health plan and life insurance plan of the Company. Upon a Change in Control of the Company, in accordance with the terms of the Company’s 2003 Equity Incentive Plan, all stock options and restricted stock granted to the named executive officer automatically vest.

Under the Severance Plan, in exchange for the severance benefits described above, the participant is required to sign a release in favor of the Company relating to all claims or liabilities of any kind with the Company. In addition, the executive is entitled to a gross-up payment to compensate him or her for “golden parachute” excise taxes.

Under the Company’s disability plans, each of our named executive officers (other than Ms. Krill, whose arrangement is covered by her employment agreement) is entitled to receive, for the first 2.5 years following the date of disability, 100% of his or her base salary in effect on the date of termination and thereafter, depending on the nature of the disability, up to 60% of his or her base salary, not to exceed $12,500 per month, until he or she reaches the age of 65. The Company maintains on behalf of each executive a basic life insurance policy, the proceeds of which are payable upon the death of the executive. Two of our named executive officers, Mr. Smith and Ms. Lazarus, have a supplemental life insurance policy, the premiums of which are not funded by the Company.

Assuming the occurrence of the following termination events and/or change in control of the Company on February 3, 2007 (the end of the Company’s 2006 fiscal year), each named executive officer will be entitled to receive the additional payments set out in the respective tables below.

James Smith

As described in the “Compensation Discussion and Analysis” section of this proxy statement, Jim Smith has a letter agreement with the Company under which, if the Company terminates his employment for any reason other than for “cause”, he is entitled to receive a severance payment in an amount equal to his annual base salary at the time of termination, payable over a 12-month period from the date of termination. Mr. Smith is also entitled to receive medical coverage during such 12-month period. Under the letter agreement, he is required to sign a general release in favor of the Company in order to receive these severance payments.

Mr. Smith, like the other named executive officers (other than Ms. Krill), is also entitled to the benefits of the Severance Plan. The following table includes the additional payments to be made to Mr. Smith upon the occurrence of the specified events:

Potential Payments to Mr. Smith upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus)	—	—	—	$589,500	—		—		—	$1,329,227

Restricted Stock—Accelerated	—	—	—	—	—		—		$582,945	$582,945

Stock Options—Accelerated	—	—	—	—	—		—		$359,195	$359,195

Health & Welfare	—	—	—	$10,758	$10,758		—		—	$10,758

Other	—	—	—	—	$3,573,927	(a)	$789,500	(b)	—	—

Excise Tax Gross-Up	—	—	—	—	—		—		—	—

Total	—	—	—	$600,258	$3,584,685		$789,200		$942,140	$2,282,125

(a)	Represents payments under the Company’s short-term and long-term disability plans.

(b)	Represents payments under basic and supplemental life insurance policies.

The following table includes the additional payments to be made to Ms. Lazarus upon the occurrence of the specified events.

Potential Payments to Ms. Lazarus upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus)	—	—	—	$900,000	—		—		—	$2,094,200

Restricted Stock—Accelerated	—	—	—	—	—		—		$1,951,983	$1,951,983

Stock Options—Accelerated	—	—	—	—	—		—		$983,484	$983,484

Health & Welfare	—	—	—	$10,758	$10,758		—		—	$10,758

Other	—	—	—	—	$5,041,735	(a)	$1,450,000	(b)	—	—

Excise Tax Gross-Up	—	—	—	—	—		—		—	$1,226,881

Total	—	—	—	$910,758	$5,052,493		$1,450,000		$2,935,467	$6,267,306

(a)	Represents payments under the Company’s short-term and long-term disability plans.

(b)	Represents payments under basic and supplemental life insurance policies.

The following table includes the additional payments to be made to Mr. Lynch upon the occurrence of the specified events.

Potential Payments to Mr. Lynch upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus)	—	—	—	$750,000	—		—		—	$1,791,234

Restricted Stock—Accelerated	—	—	—	—	—		—		$741,930	$741,930

Stock Options—Accelerated	—	—	—	—	—		—		$227,689	$227,689

Health & Welfare	—	—	—	$10,758	$10,758		—		—	$10,758

Other	—	—	—	—	$3,233,642	(a)	$750,000	(b)	—	—

Excise Tax Gross-Up	—	—	—	—	—		—		—	$941,902

Total	—	—	—	$760,758	$3,244,400		$750,000		$969,619	$3,713,513

(a)	Represents payments under the Company’s short-term and long-term disability plans.

(b)	Represents payments under the basic life insurance policy.

The following table includes the additional payments to be made to Mr. Romano upon the occurrence of the specified events.

Potential Payments to Mr. Romano upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus)	—	—	—	$811,500	—		—		—	$1,820,261

Restricted Stock—Accelerated	—	—	—	—	—		—		$1,033,403	$1,033,403

Stock Options—Accelerated	—	—	—	—	—		—		$610,397	$610,397

Health & Welfare	—	—	—	$10,758	$10,758		—		—	$10,758

Other	—	—	—	—	$4,045,775	(a)	$750,000	(b)	—	—

Excise Tax Gross-Up	—	—	—	—	—		—		—	—

Total	—	—	—	—	$4,056,533		$750,000		$1,643,800	$3,474,819

(a)	Represents payments under the Company’s short-term and long-term disability plans.

(b)	Represents payments under the basic life insurance policy.

Laura Weil

Ms. Weil’s employment with the Company terminated on May 4, 2006. Ms. Weil entered into an employment letter in connection with her joining the Company in 2005 under which she would have been entitled to receive $750,000 (representing twelve months of her base salary) upon the termination of her employment by the Company for reasons other than “Cause” or by Ms. Weil for “Good Reason”, had she signed a severance agreement and a general release with the Company. As of March 26, 2007, she had not done so.

DIRECTOR COMPENSATION

The Board determines and reviews director compensation annually. In its review, the Board considers compensation paid to directors at similarly situated companies and the time commitments required of the directors. The Board also receives advice and recommendations from an outside compensation consultant regarding director compensation.

Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company. Directors who are not employees of the Company receive the following cash fees:

•	an annual retainer of $40,000, payable in quarterly installments on February 1st, May 1st, August 1st and November 1st;

•	an attendance fee of $1,500 per Board meeting, which is paid only for the fifth and any subsequent Board meetings attended by the director; and

•	an attendance fee of $1,500 per Board Committee meeting.

In addition to the fees listed above, the Non-Executive Chairman of the Board also receives an annual fee of $60,000.

Non-employee directors also receive an annual grant of restricted shares of the Company’s common stock valued at $90,000 (rounded to avoid granting of fractional shares) on the date of the Annual Meeting of Stockholders. The number of shares granted to each such director is determined by using the fair market value of the common stock on the grant date (determined as the closing price on the preceding business day). The restricted shares of common stock vest on the first anniversary of the date of the grant. A director will forfeit his/her unvested restricted shares if he/she is not a director for any reason prior to the first anniversary of the date of the grant.

A non-executive director joining the Board receives an initial grant of restricted shares of the Company’s common stock valued at $150,000 on the grant date. The restricted shares of common stock vest on the third anniversary of the date of the grant. The director will forfeit the unvested restricted shares if he/she ceases to be a director for any reason prior to the third anniversary of the date of the grant.

In addition, the Committee Chairs receive the following fees:

•	The Audit Committee Chair receives an annual fee of $30,000.

•	The Nominating and Corporate Governance Committee Chair receives an annual fee of $20,000.

•	The Compensation Committee Chair receives an annual fee of $20,000.

The following Table lists the compensation paid to the Company’s non-executive directors during fiscal year 2006.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)(b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
James J. Burke, Jr.	$58,000	$90,003	—	—	—	—	$148,003
Wesley E. Cantrell	73,500	90,003	—	—	—	—	163,503
Robert C. Grayson	49,000	90,003	—	—	—	—	139,003
Dale W. Hilpert	77,000	90,003	—	—	—	—	167,003
Ronald W. Hovsepian	118,000	90,003	—	—	—	—	208,003
Linda A. Huett	49,000	90,003	—	—	—	—	139,003
Michael W. Trapp	81,000	90,003	—	—	—	—	171,003
Barbara A. Turf (d)	11,500	22,004	—	—	—	—	33,504

(a)	The grant date fair value for the restricted stock award granted to each director (other than Barbara Turf) on April 27, 2006 is $90,006. The values in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 3, 2007 in accordance with SFAS No. 123(R) and thus may include amounts from awards granted in and prior to 2006.

(b)	As of February 3, 2007, each of the directors in the table above (other than Barbara Turf) held 2,428 shares of unvested restricted stock.

(c)	As of February 3, 2007, each of the following directors held the respective number of unexercised options to purchase shares of the Company’s common stock: Mr. Burke, 33,000 shares; Mr. Cantrell, 49,875 shares; Mr. Grayson, 54,375 shares; Mr. Hilpert, 16,875 shares; Mr. Hovsepian, 54,375 shares; Ms. Huett, 16,875 shares; Mr. Trapp, 24,375 shares; and Ms. Turf, 16,875 shares.

(d)	Ms. Turf resigned from our Board on April 28, 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

The following table sets forth certain information as of March 16, 2007 concerning the beneficial ownership of the Company’s common stock by (i) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock, (ii) each current director, (iii) the executive officers listed in the Summary Compensation Table above, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to his/her shares of common stock. The Securities and Exchange Commission has defined the term “beneficial ownership” to include any person who has or shares voting power or investment power with respect to any security or who has the right to acquire beneficial ownership of any security within 60 days.

Name of Beneficial Owner	No. of Shares of Common Stock	Percent of Class
Barclays Global Investors, N.A. (a)	6,109,294	8.78%
FMR Corp. and affiliates (b)	5,644,090	8.11%
Highfields Capital Management LP (c)	4,330,886	6.22%
T. Rowe Price Associates, Inc. (d)	3,495,175	5.02%
Ronald W. Hovsepian (e)	60,508	*
Kay Krill (e)	1,130,635	1.61%
Adrienne Lazarus (e)	159,014	*
Brian Lynch (e)	44,270	*
Anthony M. Romano (e)	96,873	*
James M. Smith (e)	67,825	*
James J. Burke, Jr. (e)	77,883	*
Wesley E. Cantrell (e)	56,008	*
Robert C. Grayson (e)	76,758	*
Dale W. Hilpert (e)	23,008	*
Linda A. Huett (e)	23,008	*
Michael W. Trapp (e)	30,508	*
Laura A. Weil (e)	232,877	*
All Current Executive Officers and Directors as a Group (15 persons) (e)	2,185,055	3.14%

*	Less than 1%
(a)	In a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, Barclays Global Investors, N.A. (“Barclays”), Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited reported beneficial ownership of 6,109,294 shares. Barclays is the beneficial owner of, and has sole dispositive power over, 4,868,332 shares and has sole voting power over 3,864,882 shares. Barclays Global Fund Advisors is the beneficial owner of, and has sole voting and dispositive power over, 809,266 shares. Barclays Global Investors, Ltd. is the beneficial owner of, and has sole voting and dispositive power over, 219,880 shares. Barclays Global Investors Japan Limited is the beneficial owner of, and has sole voting and dispositive power over, 211,816 shares. The address for Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH. The address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012 Japan.

(b)

In an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, FMR Corp. and Edward C. Johnson 3d (“ECJ”) reported beneficial ownership of 5,644,090 shares, of which FMR Corp. has sole voting power to vote or direct the vote of 3,179,590 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 2,930,520 shares as a result of acting as investment adviser to various investment companies. ECJ and FMR Corp., through its control of Fidelity, and the Fidelity funds (the “Fidelity Funds”), each has sole power to dispose of the 2,930,520 shares owned by the Fidelity Funds. The Board of Trustees of the Fidelity Funds has the sole power to vote or direct the voting of the shares owned directly by such entity. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 60,400 shares. EJC and FMR Corp., through its control of FMTC, each has sole dispositive power over 60,400 shares and sole power to vote or to direct the voting of 60,400 shares.

Pyramis Global Advisors, LLC (“PGA”), an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser to institutional accounts and non-U.S. funds, is the beneficial owner of 1,151,270 shares. ECJ and FMR Corp., through its control of PGA, each has sole dispositive power over 1,151,270 shares and sole power to vote or to direct the voting of 1,151,270 shares owned by the institutional accounts or funds advised by PGA.

Pyramis Global Advisor Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR Corp., and a bank serving as investment manager of institutional accounts, is the beneficial owner of 815,200 shares. ECJ and FMR Corp., through its control of PGATC, each has dispositive power over 815,200 shares and sole power to vote or direct the voting of 815,200 shares owned by the institutional accounts managed by PGATC.

Fidelity International Limited (“FIL”), which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors, is the beneficial owner of 686,700 shares. FIL has sole dispositive power over 686,700 shares and the sole power to vote or to direct the voting of 67,700 shares owned by the international funds.

The address for each of FMR Corp., ECJ, Fidelity and FMTC is 82 Devonshire Street, Boston, Massachusetts 02109. The address for each PGA and PGATC is 53 State Street, Boston, Massachusetts, 02109. The address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(c)	In a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2007, Highfields Capital Management LP (“Highfields Capital Management”), Highfields GP LLC (“Highfields GP”), Highfields Associates LLC (“Highfields Associates”), Jonathon S. Jacobson and Richard L. Grubman, with respect to the common shares directly held by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P., reported beneficial ownership of 4,330,886 shares. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman reported beneficial ownership of 4,330,886 common shares and the sole voting power and sole dispositive power over 4,330,886 common shares. The address for each of Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman is: c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, MA 02116.

(d)	In an amended Schedule 13G filed with the Commission on February 13, 2007, T. Rowe Price Associates, Inc. (“Price Associates”) reported beneficial ownership of 3,495,175 shares. Price Associates has sole voting power over 598,100 shares and sole dispositive power over 3,495,175 shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(e)	The shares listed include shares subject to stock options that are or will become exercisable within 60 days of March 16, 2007 as follows: Mr. Hovsepian, 54,375 shares; Ms. Krill, 542,292 shares; Ms. Lazarus, 67,813 shares; Mr. Lynch, 6,250 shares; Mr. Romano, 53,063 shares; Mr. Smith, 21,563 shares; Mr. Burke, 33,000 shares; Mr. Cantrell, 49,875 shares; Mr. Grayson, 54,375 shares; Mr. Hilpert, 16,875 shares; Ms. Huett, 16,875 shares; Mr. Trapp, 24,375 shares and Ms. Weil, 175,000 shares. The shares listed also include restricted shares which have not yet vested and which are subject to forfeiture as follows: Mr. Hovsepian, 2,428 shares; Ms. Krill, 396,126 shares; Ms. Lazarus, 72,125 shares; Mr. Lynch, 36,250 shares; Mr. Romano, 31,000 shares; Mr. Smith, 17,250 shares; Mr. Burke, 2,428 shares; Mr. Cantrell, 2,428 shares; Mr. Grayson, 2,428 shares; Mr. Hilpert, 2,428 shares; Ms. Huett, 2,428 shares; Mr. Trapp, 2,428 shares; and Ms. Weil, 37,500 shares.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers and holders of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership and changes in their ownership of common stock. Based solely on a review of copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal year 2006 all transactions were reported on a timely basis.

EXECUTIVE OFFICERS

The following table lists certain information regarding the executive officers of the Company:

Name	Position and Offices
Kay Krill	Chief Executive Officer, President and a Director
Adrienne Lazarus	President, AnnTaylor Stores
Barbara K. Eisenberg	Executive Vice President, General Counsel and Corporate Secretary
Brian Lynch	Executive Vice President, AnnTaylor Factory
Anthony M. Romano	Executive Vice President, Chief Supply Chain Officer
James M. Smith	Executive Vice President, Chief Financial Officer and Treasurer
Linda M. Siluk	Senior Vice President, Finance and Assistant Treasurer
Dominick J. Reis	Vice President and Controller

Information regarding Ms. Krill is set forth above under “Incumbent Class III Directors Term Expiring 2009.”

Adrienne Lazarus, age 39. Ms. Lazarus has been President of the AnnTaylor Stores division since 2006. From 2005 to 2006, Ms. Lazarus was Executive Vice President of Design and Merchandising for the AnnTaylor Stores division, and from 2004 to 2005, she was Senior Vice President and General Merchandising Manager of this division. From 2001 to 2004, Ms. Lazarus was Senior Vice President and General Merchandising Manager of LOFT.

Barbara K. Eisenberg, age 61. Ms. Eisenberg has been Executive Vice President, General Counsel and Corporate Secretary since 2005. Previously, she was Senior Vice President, General Counsel and Corporate Secretary of the Company from 2001 to 2005. Before joining the Company, Ms. Eisenberg was Senior Vice President, General Counsel and Corporate Secretary of J. Crew Group, Inc. from 1999 to 2001.

Brian Lynch, age 49. Mr. Lynch has been Executive Vice President of the AnnTaylor Factory division of the Company and the Company’s store operations since 2006. Previously, he was Senior Vice President of the AnnTaylor Stores division of the Company and of the Company’s store operations from 2004 to 2006. Before joining the Company, Mr. Lynch was Senior Vice President of Gap, Inc. from 2000 and 2004.

Anthony M. Romano, age 44. Mr. Romano has been Executive Vice President, Chief Supply Chain Officer since 2005, and from 2004 until that time, he was Executive Vice President of Corporate Operations. Previously, he was Senior Vice President of Logistics and Purchasing from 1997 to 2004.

James M. Smith, age 45. Mr. Smith has been Executive Vice President, Chief Financial Officer and Treasurer since 2004. Prior thereto, he was Senior Vice President, Chief Financial Officer and Treasurer from 2001 to 2004.

Linda M. Siluk, age 49. Ms. Siluk has been Senior Vice President of Financial Reporting since joining the Company in 2006. Previously, she was Chief Financial Officer of Tommy Hilfiger USA, LLC from 2004 to 2006. From 2002 to 2004, she was Chief Financial Officer of Party City Corporation.

Dominick J. Reis, age 45. Mr. Reis has been Vice President and Controller of the Company since 2005. Previously, Mr. Reis was Director of Financial Reporting from 2003 to 2005 and Senior Manager of Financial Reporting from 2001 to 2003.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

From time to time, stockholders of the Company submit proposals that they believe should be voted on by the stockholders. The Securities and Exchange Commission has adopted regulations that govern the inclusion of such proposals in the Company’s proxy materials.

Pursuant to the General Rules under the Securities Exchange Act of 1934, as amended, the Company must receive any stockholder proposals intended to be presented at the 2008 Annual Meeting of Stockholders no later than December 6, 2007, in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting.

The Company’s Bylaws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company other than matters set forth in the Notice of Meeting, such stockholder must have given timely prior written notice to the Corporate Secretary of the Company of such stockholder’s intention to bring such business before the meeting. To be timely for the 2008 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to May 17, 2008, which will be the anniversary date of the prior year’s meeting (or if the meeting date for the 2008 Annual Meeting is not within thirty days before or after the anniversary date of the prior year’s meeting, then not later than the tenth day following the first to occur of the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of common stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

ADDITIONAL INFORMATION

Copies of the Company’s 2006 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this proxy statement.

NEW YORK, NEW YORK

April 5, 2007

Exhibit A

ANNTAYLOR STORES CORPORATION

MANAGEMENT PERFORMANCE COMPENSATION PLAN, AS AMENDED AND RESTATED

1. Purpose.

This Plan is an integral part of the Company’s over-all compensation strategy which is aimed at attracting and retaining in the employ of the Company and its Subsidiaries highly motivated, results-oriented personnel of experience and ability, by basing such personnel’s compensation, in part, on their contributions to the growth and profitability of the Company, thereby giving them incentive to remain with the Company and its Subsidiaries and to continue to make contributions to the Company in the future. Further, the purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Definitions.

As used in this Plan, the following capitalized terms shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Budget” means the Company’s operating budget for a Performance Period.

(c)	A “Change in Control” shall be deemed to have occurred if:

(i) any “person”, as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefits plan of the Company, or (3) any corporation owned, directly or indirectly, by the stockholders of the Company (in substantially the same proportion as their ownership of shares) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 2(c)) whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(d)	“Committee” means the Compensation Committee of the Board, as appointed by the Board from time to time and consisting of not less than two directors, at least two of whom must be “outside directors” within the meaning of Section 162(m). All actions taken by the Committee under this Plan with respect to Section 162(m) Officers shall be taken solely by those members of the Committee who are “outside directors”, even if less than a majority of the Committee, and such members shall constitute a subcommittee for purposes of Section 162(m). With respect to Eligible Associates who are not Section 162(m) Officers, the Committee may, in its discretion, delegate to one or more officers of the Company its duties hereunder.

(e)	“Company” means AnnTaylor Stores Corporation.

(f)	“Eligible Associate” has the meaning assigned thereto in Section 3 hereof.

(g)	“Executive Officer” means an officer of the Company who, as of the beginning of a Performance Period, is an “executive officer” within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

(h)	“Participant” means an Eligible Associate who has been designated as a Participant by the Committee in accordance with Section 4 of this Plan.

(i)	“Performance Compensation” means the cash amount payable to a Participant pursuant to this Plan.

(j)	“Performance Goals” has the meaning assigned thereto in Section 5(b) hereof.

(k)	“Performance Percentage” and “Performance Ratio” have the meanings assigned thereto in Section 5(a) hereof.

(l)	“Performance Period” means a period designated by the Committee during which Performance Compensation will be earned. A Performance Period may range in length from the six-month period that coincides with the Company’s fiscal six-month Spring or Fall season to the twelve-month period that coincides with the Company’s fiscal year.

(m)	“Plan” means this AnnTaylor Stores Corporation Management Performance Compensation Plan.

(n)	“Subsidiary” means any corporation of which the Company owns, directly or indirectly, at least majority of the outstanding voting capital stock.

(o)	“Section 162(m) Officer” means an Executive Officer whose applicable employee remuneration (as defined in Section 162(m) of the Code), for the year in which the Award would be payable and including amounts that may be earned under this Plan, is expected to exceed the limitation set forth in Section 162(m) of the Code for deductibility.

3. Eligibility.

Any salaried associate in the employ of the Company or any of its Subsidiaries (including officers and directors, but excluding persons who are directors only or who are members of the Committee) shall be eligible (an “Eligible Associate”) to become a Participant and receive Performance Compensation under this Plan.

4. Selection of Participants.

(a)	As promptly as possible after the Company’s Budget for a Performance Period shall have become available, and after having received the recommendations of the Company’s Chief Executive Officer pursuant to Section 4(b) below, the Committee shall designate from among all Eligible Associates those who shall be Participants under this Plan for such Performance Period.

(b)

Prior to the beginning of a Performance Period, or by such later date permissible under Section 162(m), and after the Company’s Budget for a Performance Period shall have become available, the Chief Executive Officer of the Company shall submit to the Committee a list of the names, titles, salaries and suggested Performance Percentages of those Eligible Associates whom the Chief Executive Officer recommends that the Committee designate as Participants under this Plan for such Performance Period.

(c)	The Committee shall have the authority to designate from time to time prior to the commencement of as well as during a Performance Period additional Eligible Associates as Participants under this Plan for such Performance Period.

(d)	In selecting from among all Eligible Associates those who shall become Participants in any Performance Period and in determining the Performance Percentages of such Participants for such Performance Period, the Committee shall consider the position and responsibilities of the Eligible Associates, the value of their services to the Company and such other factors as the Committee deems relevant.

5. Formula for Determining Amount of Performance Compensation.

(a)	At the time the Committee selects Participants under this Plan for a Performance Period, or within such other time period which may comply with Section 162(m), the Committee shall, for each Participant:

(i) assign to such Participant their individual “Performance Percentage” for such Performance Period; and

(ii) establish a matrix, assigning a “Performance Ratio” to various levels of Performance Goals which might be achieved for such Performance Period.

(b)

As used in this Plan, “Performance Goals” means the specific objectives established by the Committee for each Participant for a Performance Period. In setting these objectives, the Committee shall consider one or more of the following business criteria: revenue; net or gross sales; comparable store sales; net income; gross margin; operating profit (corporate and/or divisional); earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity, assets, capital or investment; market share; sales (net or gross) measured by store, product line, territory, operating or business unit, customers, or other category; earnings or book value per share of the Company’s common stock; earnings from continuing operations; net worth; turnover or shrinkage in inventory; levels of expense, cost or liability by store, product line, territory, operating or business unit or other category; appreciation in the price of shares of the Company’s common stock; total shareholder return (stock price appreciation plus dividends); implementation of critical projects or processes consisting of one or more objectives based on meeting specified market penetration, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; and personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. Such Performance Goals may relate to the performance of a store, business unit, product line, division, territory, the Company or an individual or any combination thereof. With respect to Participants who are not Section 162(m) Officers, Performance Goals may also include such individual objective or subjective performance criteria as the Committee may, from time to time, establish. Performance Goals may include a threshold level of performance below which no award payment shall be made and levels of performance at which specified percentages of the target award shall be paid, and may also include a maximum level of performance above which no additional award shall be paid. Each of the foregoing Performance Goals shall be determined in accordance with generally acceptable accounting principles and, for Section 162(m) Officers, shall be subject to certification by the Committee. The Performance Goals established by the Committee may be different with respect to different Participants, different Performance Periods and/or different operations.

The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or nonrecurring events affecting the Company, its financial statements or its shares, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, including any major settlement, judgment or any other material liability in connection with a litigation or governmental proceeding or investigation, or any gain, loss or expense related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital changes.

(c)	Subject to adjustment pursuant to Section 5(d) below, unless otherwise determined by the Committee, a Participant’s Performance Compensation for the Performance Period for which he or she was designated by the Committee as a Participant pursuant to Section 4 hereof shall be equal to the product of (i) the Participant’s annual base salary for the fiscal year of which such Performance Period is a part (prorated, as to any Participant who shall have become an Eligible Associate and designated as a Participant after the commencement of such fiscal year), multiplied by (ii) the Performance Percentage assigned to such Participant for such Performance Period pursuant to Section 5(a)(i) above, multiplied by (iii) the Performance Ratio achieved by the Company for such Performance Period.

(d)	For any Performance Period, the Board may establish a ceiling on the aggregate amount which may be paid out in Performance Compensation for such Performance Period. In the event that such a limit is established for any Performance Period, the Performance Compensation otherwise payable to all Participants for such Performance Period pursuant to Section 5(c) above shall be reduced pro rata. Notwithstanding any other provision of the Plan, no Participant who is a Section 162(m) Officer may receive Performance Compensation for a twelve-month Performance Period in excess of $3,500,000, such amount to be reduced proportionately for Performance Periods of shorter duration.

(e)	Performance Compensation shall be paid by the Company or the Subsidiary employing the Participant promptly following the end of the Performance Period to which it relates. The foregoing notwithstanding, no payment of Performance Compensation for a Performance Period may be made to a Section 162(m) Officer until the performance results for that Performance Period are certified by the Committee. A Participant shall not be entitled to receive payment of Performance Compensation unless such Participant is still in the employ of (and shall not have delivered notice of resignation to) the Company or one of its Subsidiaries at the time the Performance Compensation is actually paid.

(f)	Notwithstanding the preceding provisions of this Section 5, in the event of a Change in Control, a pro rata cash payment, in cancellation of outstanding Awards in respect of the Performance Period in effect as of the date of the Change in Control, shall be made to each Participant within thirty (30) business days following the date of the Change in Control. The pro rata payment to such Participant with respect to such Performance Period shall be calculated by multiplying (X) and (Y),where (X) equals the amount to which the Participant would have been entitled had the Performance Period been completed, assuming for this purpose that all Performance Goals applicable to the Participant were achieved at a level equating to a Performance Ratio of 100% and (Y) equals a fraction the numerator of which is the number of full and partial months in such Performance Period that have elapsed as of the date of the Change in Control and the denominator of which is the number of months in the complete Performance Period.

6. Finality of Determinations.

The Committee shall administer this Plan and construe its provisions. Any determination by the Committee in carrying out, administering or construing this Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

7. Limitations.

(a)	No person shall at any time have any right to receive Performance Compensation hereunder, unless such person shall have been designated as a Participant by the Committee pursuant to Section 4 hereof and the other terms and conditions of this Plan shall have been satisfied. No person shall have authority to enter into any agreement for the inclusion of anyone as a Participant or the awarding of Performance Compensation hereunder or to make any representation or warranty with respect thereto. Designation of an Eligible Associate as a Participant in any Performance Period shall not guarantee or require that such Eligible Associate be designated as a Participant in any later Performance Period.

(b)	No action of the Company or the Board in establishing this Plan, nor any action taken by the Company, the Board or the Committee under this Plan, nor any provision of this Plan, shall be construed as conferring upon any associate any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

8. Amendment and Termination of Plan.

The Board at any time and from time to time may modify, amend, suspend or terminate this Plan, without notice, provided that no amendment which requires stockholder approval in order to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company.

9. Compliance With Section 162(m).

The Plan is designed and intended to comply with Section 162(m), and all provisions hereof shall be construed in a manner to so comply.

ANNTAYLOR STORES CORPORATION

PROXY AND VOTING INSTRUCTION CARD FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2007

To the extent the undersigned holds shares of common stock, par value $.0068 per share, of AnnTaylor Stores Corporation (the “Company”) as a registered stockholder, the undersigned hereby appoints Barbara Eisenberg, Kay Krill and James Smith, and each of them, proxies with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company’s offices, 7 Times Square, 5th Floor, New York, New York, 10036 on May 17, 2007 at 9:00 a.m. local time and to vote, as provided below, all the shares of common stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof, with all power which the undersigned would possess if personally present. The undersigned hereby revokes any proxies submitted previously with respect to such Annual Meeting.

To the extent the undersigned holds shares of common stock of the Company through participation in the AnnTaylor Associate Discount Stock Purchase Plan and/or the AnnTaylor 401(k) Savings Plan, the undersigned is hereby providing non-binding instructions to the respective plan administrator on how to vote the shares which the undersigned is entitled to vote in connection with the Annual Meeting of Stockholders. If a signed proxy card is not returned and received by May 14, 2007, (i) in the case of shares held through the Associate Discount Stock Purchase Plan, the custodian shall not vote such shares and (ii) in the case of Company shares held though the 401(k) Savings Plan, the trustee shall vote such shares in the same proportion as it voted shares for which it received instructions.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR ALL NOMINEES” LISTED AND “FOR” THE OTHER PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN (1) AND “FOR” PROPOSALS (2) and (3).				Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN

(1) Election of the following nominees as Class I Directors:			(2) Approve the Management Performance	☐	☐	☐
01 Robert C. Grayson	FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees	Compensation Plan, as amended and restated

	☐	☐

02 Michael W. Trapp

		FOR	AGAINST	ABSTAIN

(INSTRUCTION: To withhold authority to vote for one or more individual nominee(s), write that nominee’s name in the space provided below.)	(3) Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2007.	☐	☐	☐

____________________

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Signature	Signature	Dated

Please mark, date, sign and return this proxy in the enclosed envelope. Please sign as name appears hereon. When signing as agent, attorney, executor, administrator, guardian or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each.

Δ    FOLD AND DETACH HERE    Δ

ADMISSION TICKET

Annual Meeting of Stockholders

Thursday, May 17, 2007

9:00 a.m. Local Time

Company Offices

7 Times Square, 5th Floor

New York, NY 10036

If you attend the Annual Meeting of Stockholders, please bring this Admission Ticket as well as a form of government issued photo identification.

Non-Transferable	Non-Transferable